Exhibit 99(c)(2)

Project X Discussion Materials for the Special Committee August 10, 2026

Contents 1 Situation update 4 2 Financial analysis 12 Appendix 17 A Selected Company Analysis 18 B Precedent Transactions Analysis 24 C WACC and Cost of Equity 29 D Management Forecast 34 E Comparison to December 2025 financial analysis 45 F DDM Analysis 51 G Additional supplemental materials 54 Strictly Confidential |

Disclaimer This presentation was prepared by Rothschild & Co US Inc. (“Rothschild & Co” or “R&Co”) on a confidential basis for the benefit and internal use of the Unaffiliated Committee (the “Special Committee” or “SC”) of the Board of Directors of ReNew Energy Global plc (“ReNew” or the “Company”) in the context of the Special Committee’s consideration of the matters described herein. In creating this presentation, Rothschild & Co has relied upon information that is publicly available or which was provided to Rothschild & Co by or on behalf of the Company’s management (the “Management”), including, without limitation, management operating and financial forecasts or projections. Such information involves numerous significant assumptions and subjective determinations that may or may not be correct. Rothschild & Co has not assumed any responsibility for independent verification of any of such information contained herein, including, but not limited to, any forecasts or projections set forth herein, and Rothschild & Co has relied on such information being complete and accurate in all material respects. Accordingly, no representation or warranty, express or implied, can be made or is made by Rothschild & Co as to the accuracy or completeness of any such information or the achievability of any such forecasts or projections. Except where otherwise indicated, this presentation speaks as of the date hereof and is necessarily based upon the information available to Rothschild & Co and financial, stock market and other conditions and circumstances existing and disclosed to Rothschild & Co as of the date hereof, all of which are subject to change. Rothschild & Co does not have any obligation to update, bring-down, review or reaffirm this presentation. Under no circumstances should the delivery of this presentation imply that any information or analyses included in this presentation would be the same if made as of any other date. Nothing contained in this presentation is, or shall be relied upon as, a promise or representation as to the past, present or future. Nothing contained herein shall be deemed to be a recommendation from Rothschild & Co to any party, including without limitation, any security holder of the Company, to enter into any transaction or to take any course of action. By accepting these materials, the Special Committee acknowledges that Rothschild & Co is not in the business of providing (and the Special Committee is not relying on Rothschild & Co for) legal, tax or accounting advice, and the Special Committee should receive (and rely on) separate and qualified legal, tax and accounting advice. These materials do not constitute an offer or solicitation to sell or purchase any securities. Rothschild & Co is not acting in any capacity as a fiduciary or agent of the Special Committee, the Board of Directors of the Company, the Company or the Company’s security holders. In the ordinary course of their asset management, merchant banking and other business activities, affiliates of Rothschild & Co may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of their clients in equity, debt or other securities (or related derivative securities) or financial instruments of the Company or any of its affiliates or any other company that may be involved in any transaction. This presentation is confidential and was not prepared with a view to public disclosure or filing thereof under state or federal securities laws or otherwise. This presentation may not be copied by, or disclosed or made available to, any person without the prior written consent of Rothschild & Co. This presentation was not prepared for use by readers not as familiar with the business and affairs of the Company as the Special Committee, and accordingly, Rothschild & Co does not take any responsibility for the accuracy or completeness of any material if used by persons other than the Special Committee. Rothschild & Co shall not have any liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with this presentation. Strictly Confidential | 3

1 Situation update

1. SITUATION UPDATE Background information Update on the Company since December 2025 ◼ Since the withdrawal of the Masdar-led Consortium’s offer on December 15, 2025, the Company’s share price has dropped ~(18.8%) 1 and is currently trading at $6.13 2 □ This is in contrast to both North American and Indian listed peers, which have generally traded up since the same date (albeit there has been broader weakness in Indian public markets, with major indices down since the same date) ◼ The Company is also facing some pressure from rating agencies, with Moody’s revising its outlook to negative in September, citing heightened operational risks and consistently high levels of projected leverage associated with the company’s growth plan amid a potential ‘higher-for-longer’ rates environment ◼ In this context, Management has updated its financial projections for the business (the “Management Forecast”), with the key change being a reduction in assumed new capacity build-out through 2035, primarily due to the greater funding constraints now expected □ The Management Forecast has been provided to Rothschild & Co and is considered in the analysis herein. Management and the Special Committee have both confirmed that the Management Forecast (and other financial information provided, such as capitalization and share count information) is accurate and reflects its latest and best view of the future financial performance of the Company □ The previous management forecast provided to Rothschild & Co on February 8, 2025 (the “February 2025 Business Plan”)—which was considered for prior analyses in the context of the Masdar-led Consortium offer process—is referenced herein solely for purposes of comparison ◼ Wall Street equity research analyst target prices have come down in reports published since February 2026—Roth MKM to $8 from $8.15 (Nov-25) and Mizuho to $7.02 from $10.00 (Jun-25) (HSBC had paused coverage whilst advising the consortium so no meaningful comparison to newly re-published $8.60 price). It is also worth noting MS published a $6.03 price target whilst simultaneously discontinuing coverage. Analysts highlighted the Company’s stated pivot from “growth at all costs” to “balance sheet strength” Recent interactions with CPP Investments ◼ During January and February 2026, CPP Investments (“CPP”) continued discussions with the Special Committee and other large shareholders, indicating it was exploring the potential for a new take-private offer for the Company, without Masdar’s participation ◼ CPP’s envisioned terms of a transaction are as follows: □ CPP would lead the transaction (there would be no other outside capital to fund the transaction) □ ADIA (23.7%) and JERA (11.6%) are expected to roll into the transaction as would the CEO □ All other shareholders would be given an option to sell their shares for cash or to roll into a private Plc □ There would be some limit on the number of shareholders that could elect to rollover above which would mean that rollover shareholders would be prorated ◼ On April 23, 2026, a representative of CPP informed the Chairman of the Special Committee that it was contemplating a osal to take the Company private ◼ On May 29, 2026, ReNew announced that it had received a non-binding proposal from CPP and Sumant Sinha for $6.75 per share (the “May 28 Offer”) ◼ On July 28, 2026, ReNew announced that it had received non-binding final offer from CPP and Sumant Sinha of $7.02 per share (the “Final Offer”) ◼ On August 6, 2026, CPP submitted a further confirmatory proposal, restating a final, non-binding offer price of $7.02 per share. It also confirmed that bringdown due diligence had been completed and that no further internal approvals were required to enter into a binding Transaction Agreement based on this proposal Sources Offer letters, dated December 10, 2024, June 10, 2025, July 2, 2025, October 10, 2025, April 3, 2026, May 28, 2026 and July 27, 2026; verbally communicated offer dated March 10, 2025, confirmatory proposal dated August 6, 2026 Notes 1. Reflects change since market close December 12, 2025, the last trading day prior to October 10 Offer withdrawal Strictly Confidential | 5 2. Current share price as of August 10, 2026

1. SITUATION UPDATE

# Share price evolution—Last two years

## ReNew trading performance (NASDAQ Clean Energy Index rebased to ReNew)



$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
Share price (USD$)
$5.93
10.0
9.0
8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
-
$9.47
$6.13
Aug-24
Nov-24
Feb-25
May-25
Aug-25
Nov-25
Feb-26
May-26
$6.34 Dec-10 closing price, last trading day prior to public offer
Dec 11, 2024 Consortium submits Initial Offer for $7.07
Nov 26, 2024 Public speculation of take private offer
$6.13 Nov-25 closing price
Mar 10, 2025 Consortium submits March 10 Offer
May 6, 2025 ReNew secures investment from BII in manufacturing business
June 16, 2025 ReNew reports Q4 and FY 25 results
June 10, 2025 Consortium submits June 10 Offer
July 3, 2025 Consortium submits July 2 Offer
Oct 10, 2025 Consortium submits October 10 Offer
Dec 15, 2025 Masdar withdraws from Consortium; Consortium withdraws offer
Feb 28, 2026 Start of Iran War
Feb 17, 2026 ReNew reports Q3 and FY 26 results
Mar 16, 2026 ReNew Green announces $95m investment from Leapfrog
May 28, 2026 CPP Investments submits May 28 Offer
July 27, 2026 CPP Investments submits Final Offer
ReNew Energy
NASDAQ Clean Energy Index

## Current capitalization[1] ($ in millions)

| | |
|---|---|
| Current share price[2] | $6.13 |
| (x) Fully diluted shares[3] | 395 |
| **Market capitalization** | **$2,422** |
| (+) Net debt | 7,210 |
| *Principal portion of debt* | *8,056* |
| *Cash and equivalents* | *(356)* |
| *Restricted cash* | *(490)* |
| (+) Non-controlling interest | 195 |
| (+) Pension liabilities | 3 |
| (+) Warrants[4] | 0 |
| (-) Investments in uncon. subs | (4) |
| **Enterprise value** | **$9,826** |
| **Implied EV/EBITDA** | |
| CY2026E | 9.8x |
| CY2027E | 8.8x |
| CY2028E | 8.4x |
| **CY EBITDA** | |
| CY2026E | 1,007 |
| CY2027E | 1,121 |
| CY2028E | 1,176 |
| **Leverage** | |
| ND / LTM EBITDA | 7.7x |

**Sources** Company filings, ReNew Management, FactSet, Management Forecast
**Notes** Calendar year ("CY"); net debt ("ND"); last-twelve months ("LTM")

1. Balance sheet from the Company's latest fiscal year ("FY") 2026 filings and converted to U.S. dollars ("USD" or "$") using an exchange rate of USD = 95.30 Indian Rupees ("INR") as of August 10, 2026
2. Current share price as of August 10, 2026
3. Market capitalization is on fully diluted basis based on ~388.2 million diluted standing + dilutive effects of in-the-money employee stock ownership plan ("ESOP") at the evaluated price, per Company Management
4. Estimated value of warrants using the Black Scholes method based on 10-day volume-weighted average price ("VWAP") as of October 10, 2025

Strictly Confidential | 6

1. SITUATION UPDATE

# Share price performance vs. select North American renewables companies[1]

## Relative share price performance among ReNew and select North American renewables companies

| Performance since December 15, 2025[2] close | % |
|---|---|
| ReNew | 11.5% |
| Boralex | 48.0% |
| Brookfield Renewable Partners | 18.1% |
| Clearway Energy | 1.0% |
| Northland Power | 22.8% |
| XPLR Infrastructure | 28.7% |
| **Average (ex. ReNew, Boralex[3])** | **17.7%** |


(18.8%) since market close December 12, 2025, the last trading day prior to October 10 Offer withdrawal
In November, Northland Power announced a delay in its Hai Long offshore wind project and a 40% reduction of its dividend
Boralex entered into a definitive agreement on March 25 to be acquired by Brookfield and CDPQ
Masdar-led Consortium withdraws Oct 10 offer
In January, XPLR announced that it was abandoning its YieldCo business model and suspending its dividend
60.0%
40.0%
20.0%
0.0%
(20.0%)
(40.0%)
(60.0%)
25-Nov-24
25-Jan-25
25-Mar-25
25-May-25
25-Jul-25
25-Sep-25
25-Nov-25
25-Jan-26
25-Mar-26
25-May-26
25-Jul-26
27.1%
23.5%
15.2%
4.8%
3.2%
(34.1%)
ReNew
Boralex
Brookfield Renewable Partners
Clearway Energy
Northland Power
XPLR Infrastructure
Average4,5

**Sources** FactSet
**Notes**
1. Reflects performance since November 25, 2024, the unaffected date before the submission of the Masdar-led Consortium's offer
2. Reflects the date that the Consortium withdrew its offer
3. Boralex entered into a definitive agreement on March 25 to be acquired by Brookfield and CDPQ
4. Average does not include ReNew; Boralex included through March 24, 2026, excluded thereafter
5. Peer performance weighted equally

Strictly Confidential | 7

1. SITUATION UPDATE

# Share price performance vs. select Indian renewables companies[1]

## Relative share price performance among ReNew and select Indian renewables companies[2]

| Performance since December 15, 2025[3] close | % |
|---|---|
| ReNew | 11.5% |
| Tata Power | (0.3%) |
| JSW Energy | 18.7% |
| Adani Green | 30.8% |
| ACME Solar | 58.8% |
| NTPC Green Energy | 1.5% |
| **Average (ex. ReNew)** | **21.9%** |


(18.8%) since market close December 12, 2025, the last trading day prior to October 10 Offer withdrawal
Masdar-led Consortium withdraws Oct 10 offer
80.0%
60.0%
40.0%
20.0%
0.0%
(20.0%)
(40.0%)
(60.0%)
25-Nov-24
25-Jan-25
25-Mar-25
25-May-25
25-Jul-25
25-Sep-25
25-Nov-25
25-Jan-26
25-Mar-26
25-May-26
25-Jul-26
41.8%
41.6%
7.3%
–
(7.8%)
(14.5%)
(24.8%)
ReNew
Tata Power
JSW Energy
Adani Green
ACME Solar
NTPC Green Energy[4]
Average[5,6]

**Sources** FactSet

**Notes**

1. Reflects performance since November 25, 2024, the unaffected date before the submission of the Masdar-led Consortium's offer; current price as of August 10, 2026
2. Excludes Clean Max Enviro Energy Solutions Ltd given lack of historical data; Clean Max listed on March 2, 2026
3. Reflects the date that the Consortium withdrew its offer
4. NTPC Green Energy shares were listed on November 27, 2024
5. Average does not include ReNew
6. Peer performance weighted equally

Strictly Confidential | 8

1. SITUATION UPDATE

# Wall Street equity research analysts' assessment (1/2)

## Broker price target consensus over time


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Broker recommendations
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Price
$7.87
$6.13
Jan 24
May 24
Sep 24
Jan 25
May 25
Sep 25
Jan 26
May 26
Buy
Hold
Share Price
Average Target Price

## Select broker price targets

| Broker | Date Current / Prior | Current price target / rating |
|---|---|---|
| Roth MKM | 18-May-26 | $8.00 / Buy |
| HSBC | 1-Jun-26 | $8.60 / Buy |
| Mizuho | 27-Jul-26 | $7.02 / Hold |
| Morgan Stanley | 2-Feb-26[1] | $6.03 / Hold |
| **Mean** | | **$7.87** |
| ***Premium to current share price*** | | ***28.4%*** |
| **Median** | | **$8.00** |
| ***Premium to current share price*** | | ***30.5%*** |

## Select broker commentary

*"ReNew has been able to reduce leverage with net debt to adjusted EBITDA at 6.5x for the quarter vs 8.5x a year earlier with plans to further reduce this to 5.5x over the next 2-4 years. The solar module and cell manufacturing business is ramping up well and now contributes c8% to EBITDA. With another 4GW of cell capacity expected to come online in FY27, this share should increase further."*

***- HSBC (February 2026)***

*"Strategically, RNW is shifting toward a more solar- and storage-heavy portfolio while reducing planned wind development, reflecting lower capex intensity, faster execution, and improved cash flow visibility. At the same time, management is increasingly prioritizing balance sheet strength and capital efficiency, emphasizing disciplined capex, asset recycling, and leverage reduction over maximizing near-term growth. With shares trading at a meaningful discount to renewable peers, we maintain our Buy and $8PT."*

***- Roth Capital Partners (February 2026)***

**Sources** Wall Street research, FactSet

**Notes**

1. On February 2, 2026, Morgan Stanley discontinued its coverage; removed from consensus and summary statistics 90 days following February 2 report

Strictly Confidential | 9

1. SITUATION UPDATE

# Wall Street equity research analysts' assessment (2/2)

| Broker | Current price targets | Methodology |
|---|---|---|
| HSBC<br>1-Jun-26 | $8.60 | ■ **SOTP**<br>□ Renewable: EV / EBITDA multiple of 10.0x applied to FY2028E run-rate EBITDA<br>□ Solar manufacturing: EV / EBITDA multiple of 5.0x applied to FY2028E EBITDA<br>□ Cost of equity: 13.1% based on a risk-free rate of 4.25%, equity risk premium of 5.25%, inflation premium of 1.50% and beta of 1.4 |
| ROTH·MKM<br>18-May-26 | $8.00 | ■ **EV / EBITDA multiple**<br>□ EV / EBITDA multiple of 9.8x applied to FY2027E adjusted EBITDA of $1,093 million |
| MIZUHO<br>27-Jul-26 | $7.02 | ■ **Based on CPP's take private offer** |
| Morgan Stanley<br>2-Feb-26 | $6.03 | ■ **SOTP**<br>□ Renewable: EV / EBITDA multiple of 9.0x applied to FY2029E adjusted EBITDA<br>□ Solar manufacturing: PE multiple of 20x applied to 9M FY2028E EPS<br>□ Cost of equity of 12.0%; risk free rate of 6.6% |

***Median price target : $8.00[1]***

On February 2, 2026, Morgan Stanley discontinued its coverage

**Sources** Wall Street research, FactSet
**Notes**
1. Median excludes Morgan Stanley

Strictly Confidential | 10

1. SITUATION UPDATE Analysis at Various Prices Share price Current May 28 Final price1 $6.00 $6.25 $6.50 Offer Offer $7.25 $7.50 $7.75 $8.00 $6.13 $6.75 $7.02 Fully diluted shares outstanding (m)3 395.1 394.8 395.4 396.1 396.6 397.2 397.7 398.2 398.6 399.0 Equity value $2,422 $2,369 $2,472 $2,574 $2,677 $2,788 $2,883 $2,986 $3,089 $3,192 Enterprise value4 $9,826 $9,773 $9,876 $9,979 $10,081 $10,193 $10,287 $10,390 $10,493 $10,596 Current share price1 $6.13 - (2.1%) 2.0% 6.0% 10.1% 14.5% 18.3% 22.3% 26.4% 30.5% May 28 Offer 6.75 (9.2%) (11.1%) (7.4%) (3.7%)—4.0% 7.4% 11.1% 14.8% 18.5% to : ia Final Offer 7.02 (12.7%) (14.5%) (11.0%) (7.4%) (3.8%)—3.3% 6.8% 10.4% 14.0% m pre Unaffected share price4 6.24 (1.8%) (3.8%) 0.2% 4.2% 8.2% 12.5% 16.2% 20.2% 24.2% 28.2% Implied 30-day VWAP5 5.63 8.9% 6.6% 11.0% 15.4% 19.9% 24.7% 28.8% 33.2% 37.6% 42.1% 52-week High6 8.24 (25.6%) (27.2%) (24.1%) (21.1%) (18.1%) (14.8%) (12.0%) (9.0%) (5.9%) (2.9%) 52-week Low6 4.39 39.8% 36.8% 42.5% 48.2% 53.9% 60.1% 65.3% 71.0% 76.7% 82.4% DA CY2026E7 $1,007 9.8x 9.7x 9.8x 9.9x 10.0x 10.1x 10.2x 10.3x 10.4x 10.5x EBIT CY2027E7 1,121 8.8x 8.7x 8.8x 8.9x 9.0x 9.1x 9.2x 9.3x 9.4x 9.5x / EV CY20287 1,176 8.4x 8.3x 8.4x 8.5x 8.6x 8.7x 8.7x 8.8x 8.9x 9.0x Sources Company filings, ReNew Management, Management Forecast, FactSet, Offer letters, dated May 28, 2025 and July 27, 2026 Notes 4. ReNew’s unaffected share price as of May 28, 2026, the last trading day prior to the 1. Current share price as of August 10, 2026 May 28 Offer 2. Assumes ~388.2 million fully diluted standing + in-the-money based on the evaluated 5. 30-day VWAP as of May 28, 2026, the last trading day prior to the May 28 Offer price, per Company Management 6. 52-week high/low as of August 10, 2026 3. Balance sheet data as of March 31, 2026, per the Company’s 6-K filed on May 18, 7. ReNew has a March 31 FY end; for comparability purposes, ReNew’s FY data, 2026, converted to USD using an exchange rate of 1 USD = 95.30 INR as of August including its EBITDA, has been calendarized here and throughout this presentation 10, 2026; Includes the Estimated value of warrants using the Black Scholes method when necessary; CY data is calculated as 25% of the current FY and 75% of the Strictly Confidential | 11 based on 10-day VWAP as of October 10, 2025 subsequent fiscal year (e.g., CY2026E = 25% * FY2026E + 75% * FY2027E)

2 Financial analysis

2. FINANCIAL ANALYSIS

# Financial analysis overview (1/2)

| Methodology | Description |
| --- | --- |
| **Selected Company Analysis** | ▪ Rothschild & Co reviewed market trading and financial data from selected companies deemed relevant to ReNew for comparative analysis purposes (the "Selected Company Analysis")<br>▪ The Selected Company Analysis focused on EV / EBITDA multiples based on calendarized Wall Street consensus estimates for 2026 and 2027 for the selected companies and the Management Forecast for the Company<br>  ▫ Select North American renewables companies ("North American Peers")were analyzed due to ReNew's NASDAQ listing<br>  ▫ Select Indian renewables companies ("Indian Peers") were analyzed given ReNew's primary operational footprint in India<br>▪ This analysis was performed on a consolidated basis, combining calendarized EBITDA for 2026 CY and 2027 CY from both the Company's power generation ("IPP") and manufacturing ("Manufacturing") segments |
| **Precedent Transactions Analysis** | ▪ Rothschild & Co reviewed and analyzed selected precedent merger and acquisition transactions from the last ten years (the "Precedent Transactions Analysis")<br>▪ The Precedent Transactions Analysis focused on EV / EBITDA multiples based on calendarized Wall Street consensus estimates for the year in which the transaction was announced<br>  ▫ Precedent transactions involving North American renewables companies were analyzed given ReNew's NASDAQ listing in the U.S.<br>  ▫ Precedent transactions involving Indian renewables companies were also analyzed given ReNew's primary operational footprint in India<br>▪ This analysis was performed on a consolidated basis, combining LTM EBITDA from both IPP and Manufacturing segments |
| **DDM Analysis** | ▪ Rothschild & Co performed a levered discounted cash flow analysis or dividend discount model analysis based on the Management Forecast, discounting ReNew's projected levered free cash flow to equity ("FCFE") at an estimated cost of equity to June 30, 2026, utilizing mid-year convention (the "DDM Analysis")<br>  ▫ The estimated cost of equity was derived based on the Capital Asset Pricing Model ("CAPM") formula, utilizing various market / public data for its input assumptions<br>▪ The DDM Analysis was conducted on a consolidated basis over the 9-year forecast period, with terminal value determined using a perpetuity growth method applied to an estimated terminal year ("TY FCFF")<br>  ▫ The terminal value was calculated based on a capitalization factor derived from an estimated weighted average cost of capital ("WACC") and a perpetuity growth rate (based on India's long-term forecasted inflation rate of ~4%)<br>  ▫ The TY FCFF was based on 2035E from the Management Forecast projected forward one year assuming no additional capital required for growth beyond the forecast period and incorporating incremental EBITDA from growth capital deployed during the forecast period and the lag between investment and EBITDA generation |

**Sources** ReNew Management, Management Forecast

Strictly Confidential | 13

2. FINANCIAL ANALYSIS

# Financial analysis overview (2/2)

| Methodology | Description |
|---|---|
| **Premia Paid Analysis** | ▪ Rothschild & Co reviewed and analyzed certain historical merger and acquisition data related to publicly announced transactions since January 1, 2016, whose structure Rothschild & Co believed to be generally relevant for ReNew (the "Premia Paid Analysis")<br>□ Precedent transactions for global take-private transactions involving renewables-focused companies over the past ten years were analyzed<br>□ Precedent transactions for global take-private "squeeze-out" transactions[1] across all industries (excluding General Partner ("GP") / Limited Partner ("LP")-led) over the past ten years were also analyzed given the comparable nature of the potential Transaction<br>▪ The Premia Paid Analysis focused on the offer price premiums compared to ReNew's unaffected share price[2] |
| **Historical trading (VWAP)** | ▪ Considers 30-, 90-, 180- and 360-day VWAPs as of the unaffected date[2]<br>▪ Lower bound (30-day VWAP): $4.91 per share<br>▪ Upper bound (360-day VWAP): $6.56 per share |
| **52-week high / low** | ▪ Considers 52-week high and low as of August 10, 2026 |
| **Broker price targets** | ▪ Broker price targets focused on current target price disclosed in broker reports<br>▪ Broker target analysis considers HSBC, Mizuho and Roth MKM<br>□ Morgan Stanley published a final report on February 2, 2026 and discontinued coverage<br>▪ Range assumes the lowest and highest of price targets of the listed brokers, plus the average / consensus |

**Sources** ReNew Management, Management Forecast, FactSet
**Notes1**
1. Transactions involving controlling shareholder acquiring remaining minority interests in listed targets
2. ReNew's unaffected share price as of May 28, 2026, the last trading day prior to the May 28 Offer

Strictly Confidential | 14

2. FINANCIAL ANALYSIS Financial analysis summary (1/2) Final Offer: $7.02 Implied Implied EV / Selected Co. EBITDA EV ($bn) CY26 EBITDA EV / EBITDA CY2026E $6.71 $11.45 Selected 10.0x – 12.0x $10.1 – $12.1 10.0x – 12.0x Company (CY2026E) Analysis (North America) CY2027E 9.0x – 11.0x $6.78 $12.01 10.1 – 12.3 10.0x – 12.3x (CY2027E) $1,007 million2 (CY2026E) $1,121 million2 13.0x – 15.0x (CY2027E) 13.1 – 15.1 13.0x – 15.0x (CY2026E) CY2026E $13.66 $18.08 Selected Company 9.0x – 11.0x 10.1 – 12.3 10.0x – 12.3x Analysis (CY2027E) (India) CY2027E $6.78 $12.01 Implied Implied EV / Prec. Trans. EBITDA EV ($bn) CY26 EBITDA EV / EBITDA North America $6.39 $10.89 $9.9 – $11.8 9.9x – 11.7x 10.5x – 12.5x Precedent $946 million2,3 Transactions (LTM Jun. 26E) Analysis 9.6 – 11.5 9.6x – 11.5x 10.2x – 12.2x India $5.69 $10.26 Implied Implied EV / Key assumptions EV ($bn) CY26 EBITDA DDM Management $4.57 $8.80 Cost of equity: 12.4% Analysis Forecast $9.2 – $10.9 9.1x – 10.9x WACC: 9.5% Perpetuity growth rate: 4.0% Share price ($)1 $2.00 $6.40 $10.80 $15.20 $19.60 $24.00 Equity value ($bn)1 $0.8 $2.5 $4.4 $6.4 $8.4 $10.4 Enterprise value ($bn)1 $8.2 $9.9 $11.8 $13.8 $15.8 $17.8 Sources Company filings, ReNew Management, Management Forecast, FactSet, Wall Street research Notes 2. EBITDA figures converted at exchange rate of 1 USD = 95.30 INR as of August 10, 2026 1. Assumes ~388.2 million fully diluted standing + in-the-money based on the evaluated price, per 3. Calculated as LTM Jun’26E = 75% * FY2026E + 25% * FY2027E Strictly Confidential | 15 Company Management

2. FINANCIAL ANALYSIS Financial analysis summary (2/2) Final Offer: $7.02 Implied Implied EV / Premia to Reference Unaffected EV ($bn) CY26 EBITDA reference price price 1 $6.93 $9.05 price $10.2 – $11.0 10.1x – 11.0x 11% – 45% $6.24 30 day $6.70 $8.00 VWAP2 Renewables 10 .1 – 10.6 10 .0x – 10.5x 19% – 42% $5.63 90 day $6.47 $7.53 VWAP2 10 0 .– 10.4 9 9x . – 10.3x 22% – 42% $5.30 Premia Paid Analysis Unaffected $8.67 $9.98 1 10.9 – 11.4 10.8x – 11.3x 39% – 60% $6.24 data price—out 30 day $7.43 $8.61 10 4 .– 10.8 10 3x . – 10.8x 32% – 53% $5.63 supporting VWAP2 Squeeze 9 9 .– 10.5 9 9x . – 10.4x 20% – 46% $5.30 90 day $6.36 $7.74 Other VWAP2 Implied Implied EV / EV ($bn) CY26 EBITDA Historical trading $4.91 $6.56 (VWAP) $9.3 – $10.0 9.3x – 9.9x $4.39 $8.24 52-week high / low 9.1 – 10.7 9.1x – 10.6x $7.02 $8.60 Broker price targets $8.00 10.2 – 10.8 10.1x – 10.8x Share price ($)3 $2.00 $6.40 $10.80 $15.20 $19.60 $24.00 Median price target Equity value ($bn)3 $0.8 $2.5 $4.4 $6.4 $8.4 $10.4 Enterprise value ($bn)3 8.2 $9.9 $11.8 $13.8 $15.8 $17.8 Sources Company filings, ReNew Management, Management Forecast, FactSet, Wall Street research Notes 1. ReNew’s unaffected share price as of May 28, 2026, the last trading day prior to the May 28 Offer 2. VWAP as of ReNew’s unaffected date Strictly Confidential | 16 3. Assumes ~388.2 million fully diluted standing + in-the-money based on the evaluated price, per Company Management

Appendix

A Selected Company Analysis

APPENDIX — A. SELECTED COMPANY ANALYSIS Overview of Selected Company Analysis Selected Company Analysis considerations ◼ Rothschild & Co reviewed market trading and financial data of selected companies for comparative analysis purposes ◼ While no companies are directly comparable to ReNew, Rothschild & Co selected companies with similar operating and financial characteristics ◼ Key selection criteria included: □ Business mix: independent power producers with majority of revenue derived from renewable generation assets □ Size: companies with market capitalization above $1 billion □ Geography: considering ReNew’s NASDAQ listing and operational base in India, two geographic peer groups were analyzed ▪ (i) Companies with primary listings on North American exchanges ▪ (ii) Companies with primary listings on Indian exchanges and operations in India ◼ The selected comparable companies include: □ North American Peers: Boralex Inc. (for reference), Brookfield Renewable Partners LP, Clearway Energy, Inc., Northland Power Inc. and XPLR Infrastructure LP □ Indian Peers: ACME Solar Holdings Limited, Adani Green Energy Limited, Clean Max Enviro Solutions Limited, JSW Energy Limited, NTPC Green Energy Limited and Tata Power Company Limited ◼ Rothschild & Co’s Selected Company Analysis focused on EV / EBITDA multiples, based on Wall Street consensus estimates for CY2026E and CY2027E □ Other comparative metrics, such as P / E ratio and dividend yield, were considered but ultimately deemed less relevant than EV / EBITDA for companies of this nature ◼ Financial data for the Selected Company Analysis was sourced from public filings and other publicly available information ◼ Forward-looking figures, such as current and future CY EBITDA estimates, were taken from analysis by Wall Street equity research analysts Strictly Confidential | 19

APPENDIX — A. SELECTED COMPANY ANALYSIS

# Selected Company Analysis (1/4)

## North America peers

**Select comparable companies ($ in millions, except per share data)**

| | Share price August 10, 2026 | % of 52-week high | Market cap. | Enterprise value | EV / EBITDA CY2026E | EV / EBITDA CY2027E | EBITDA CAGR CY'25A - CY'27E | Dividend yield |
|---|---|---|---|---|---|---|---|---|
| **North America** | | | | | | | | |
| Brookfield Renewable Partners LP | $32.66 | 85.7% | $22,345[1] | $40,130[1] | 12.9x[1] | 11.9x[1] | 11.7% | 4.8% |
| Clearway Energy, Inc. Class C | 33.05 | 79.7% | 6,784 | 16,131 | 11.4x | 10.2x | 14.1% | 5.7% |
| Northland Power Inc. | 15.30 | 82.1% | 4,002 | 7,792 | 7.2x | 6.3x | 17.4% | 3.4% |
| XPLR Infrastructure, LP | 11.38 | 85.9% | 2,191 | 12,045 | 11.3x[2] | 11.4x[2] | (5.2%) | - |
| *Boralex Inc. (unaffected)*[3] | *23.97* | *97.4%* | *2,463* | *5,456* | *9.9x* | *9.5x* | *9.7%* | *2.0%* |
| *Boralex Inc. (today)*[4] | *26.69* | *99.9%* | *2,742* | *5,706* | *10.4x* | *10.1x* | *9.7%* | *1.8%* |
| 75th percentile | | | | | 11.8x | 11.6x | 14.9% | 5.0% |
| Mean | | | | | 10.7x | 10.0x | 14.4% | 3.5% |
| Median | | | | | 11.3x | 10.8x | 14.1% | 4.1% |
| 25th percentile | | | | | 10.2x | 9.2x | 7.4% | 2.5% |
| ***Summary statistics excluding Brookfield Renewable Partners LP*** | | | | | | | | |
| *75th percentile* | | | | | *11.3x* | *10.8x* | *15.8%* | *4.5%* |
| *Mean* | | | | | *9.9x* | *9.3x* | *8.8%* | *3.0%* |
| *Median* | | | | | *11.3x* | *10.2x* | *15.8%* | *3.4%* |
| *25th percentile* | | | | | *9.2x* | *8.2x* | *4.4%* | *1.7%* |
| **ReNew** | **$6.13** | **79.9%** | **$2,422**[5] | **$9,826**[5] | **9.8x** | **8.8x** | **12.0%** | **-** |

Boralex included for reference only and is not included in the summary statistics

**Sources** Company filings, FactSet, Management Forecast

**Notes**

1. Excludes minority interest; consensus EBITDA estimates do not include amount attributable to equity method investments and non-controlling interests
2. XPLR Infrastructure Adj. EBITDA reflects consensus estimates less tax credits
3. Unaffected price as of March 24, 2026
4. Price as of August 10, 2026
5. Market capitalization is on fully diluted basis based on ~388.2 million diluted standing + dilutive effects of in-the-money at the evaluated price and warrants at price ~$8.00 / share which reflects the 10-day VWAP as of October 10, 2025, the date the October 10 Offer was submitted, per Company Management

Strictly Confidential | 20

APPENDIX — A. SELECTED COMPANY ANALYSIS

# Selected Company Analysis (2/4)

## India peers

**Select comparable companies ($ in millions, except per share data)**

| | Share price August 10, 2026 | % of 52-week high | Market cap. | Enterprise value | EV / EBITDA CY2026E | EV / EBITDA CY2027E | EBITDA CAGR CY'25A - CY'27E | Dividend yield |
|---|---|---|---|---|---|---|---|---|
| **India** | | | | | | | | |
| Adani Green Energy | $14.38 | 84.0% | $23,680 | $34,771 | 23.5x | 17.2x | 36.9% | - |
| Tata Power | 3.99 | 81.8% | 12,763 | 18,615 | 11.5x | 9.9x | 15.9% | 0.7% |
| JSW Energy | 6.06 | 93.5% | 11,131 | 18,550 | 14.7x | 12.0x | 29.1% | 0.4% |
| NTPC Green Energy | 0.96 | 76.6% | 8,121 | 11,037 | 22.4x | 12.6x | 88.8% | - |
| ACME Solar | 3.84 | 91.9% | 2,717 | 4,159 | 13.7x | 7.3x | 81.7% | 0.1% |
| Clean Max Enviro Energy Solutions Limited | 13.53 | 84.1% | 1,618 | 2,799 | 15.3x | 9.4x | 82.6% | - |
| | | | | 75th percentile | 20.6x | 12.5x | 82.4% | 0.3% |
| | | | | Mean | 16.8x | 11.4x | 55.9% | 0.4% |
| | | | | Median | 15.0x | 11.0x | 59.3% | 0.4% |
| | | | | 25th percentile | 13.9x | 9.5x | 31.1% | - |
| | | | | ***Summary statistics excluding Adani Green and NTPC Greeen Energy*** | | | | |
| | | | | *75th percentile* | *14.9x* | *10.4x* | *81.9%* | *0.5%* |
| | | | | *Mean* | *13.8x* | *9.7x* | *52.3%* | *0.3%* |
| | | | | *Median* | *14.2x* | *9.7x* | *55.4%* | *0.2%* |
| | | | | *25th percentile* | *13.1x* | *8.9x* | *25.8%* | *0.0%* |
| **ReNew** | **$6.13** | **79.9%** | **$2,422**[1] | **$9,826**[1] | **9.8x** | **8.8x** | **12.0%** | **-** |

**Sources** Company filings, FactSet, Management Forecast
**Notes**
1. Market capitalization is on fully diluted basis based on ~388.2 million diluted standing + dilutive effects of in-the-money , per Company Management, at the evaluated price and warrants at price ~$8.00 / share which reflects the 10-day VWAP as of October 10, 2025, the date the October 10 Offer was submitted

Strictly Confidential | 21

APPENDIX — A. SELECTED COMPANY ANALYSIS Selected Company Analysis (3/4) Selected Company Analysis – North America ($ in millions, except per share data) EV / CY2026E EBITDA Low High EV / CY2026E EBITDA A 10.0x 12.0x CY2026E EBITDA B $1,007 $1,007 Implied enterprise value C ( = A x B ) $10,065 $12,078 Net debt D (7,210) (7,210) Other adjustments1 E (194) (194) Implied equity value F ( = C + D + E ) $2,661 $4,674 Fully diluted shares outstanding2 G 396.5 408.4 Implied equity value per share H ( = F / G ) $6.71 $11.45 EV / CY2027E EBITDA Low High EV / CY2027E EBITDA A 9.0x 11.0x CY2027E EBITDA B $1,121 $1,121 Implied enterprise value C ( = A x B ) $10,092 $12,334 Net debt D (7,210) (7,210) Other adjustments1 E (194) (194) Implied equity value F ( = C + D + E ) $2,688 $4,930 Fully diluted shares outstanding2 G 396.7 410.6 Implied equity value per share H ( = F / G ) $6.78 $12.01 Sources Company filings, ReNew Management, Management Forecast, FactSet Notes 1. Includes estimated value of warrants using the Black Scholes method based on 10-day VWAP as of October 10, 2025 Strictly Confidential | 22 2. Assumes ~388.2 million fully diluted standing + in-the-money based on the evaluated price and warrants based on 10-day VWAP as of October 10, 2025, per Company Management

APPENDIX — A. SELECTED COMPANY ANALYSIS Selected Company Analysis (4/4) Selected Company Analysis – India ($ in millions, except per share data) EV / CY2026E EBITDA Low High EV / CY2026E EBITDA A 13.0x 15.0x CY2026E EBITDA B $1,007 $1,007 Implied enterprise value C ( = A x B ) $13,085 $15,098 Net debt D (7,210) (7,210) Other adjustments1 E (194) (194) Implied equity value F ( = C + D + E ) $5,681 $7,694 Fully diluted shares outstanding2 G 416.0 425.6 Implied equity value per share H ( = F / G ) $13.66 $18.08 EV / CY2027E EBITDA Low High EV / CY2027E EBITDA A 9.0x 11.0x CY2027E EBITDA B $1,121 $1,121 Implied enterprise value C ( = A x B ) $10,092 $12,334 Net debt D (7,210) (7,210) Other adjustments1 E (194) (194) Implied equity value F ( = C + D + E ) $2,688 $4,930 Fully diluted shares outstanding2 G 396.7 410.6 Implied equity value per share H ( = F / G ) $6.78 $12.01 Sources Company filings, ReNew Management, Management Forecast, FactSet Notes 1. Includes estimated value of warrants using the Black Scholes method based on 10-day VWAP as of October 10, 2025 Strictly Confidential | 23 2. Assumes ~388.2 million fully diluted standing + in-the-money based on the evaluated price and warrants based on 10-day VWAP as of October 10, 2025, per Company Management

B Precedent Transactions Analysis

APPENDIX — B. PRECEDENT TRANSACTIONS ANALYSIS Overview of Precedent Transactions Analysis Precedent Transactions Analysis considerations Rothschild & Co reviewed and analyzed certain financial information and historical merger and acquisition data related to selected public and private transactions that involved target companies operating in the renewable power generation and non-regulated power sectors Rothschild & Co’s Precedent Transactions Analysis focused on the implied EV / EBITDA multiples of the select precedent transactions, based on the terminal enterprise value of the target business implied by the transaction consideration and the estimated EBITDA of the target in the full calendar year in which the transaction was announced In line with the approach taken in the Selected Company Analysis, Rothschild & Co considered two categories of transactions, namely those involving renewables companies listed and / or operating in North America, and those involving renewables companies listed and / or operating in India Financial data for the Precedent Transactions Analysis was sourced from public filings and other publicly available information Forward-looking figures, such as CY EBITDA estimates, were taken from analysis by Wall Street equity research analysts at the time of transaction announcement Several factors limit the comparability of select precedent transactions, including differences in size, geography, business model and contract profile Each transaction involved unique circumstances, inherently differing from ReNew’s specific context Consequently, multiples-based analysis should not be solely relied upon quantitatively when considering the proposed Transaction Strictly Confidential | 25

APPENDIX — B. PRECEDENT TRANSACTIONS ANALYSIS

# Precedent Transactions Analysis (1/3)

**Select North American renewables transactions ($ in millions)**

| Ann. date | Buyer | Target | % Acquired | Enterprise value[1,2] | EV / EBITDA[3] |
|---|---|---|---|---|---|
| **North America** | | | | | |
| Mar-26 | Brookfield / CDPQ | Boralex | 100% | $7,047 | 14.8x |
| Mar-26 | EQT / GIP | AES Corp | 100% | $33,400 | 11.6x |
| Feb-25 | Caisse de depot et placement du Quebec | Innergex Renewable Energy Inc. | 100% | $6,963 | 11.7x |
| May-24 | Energy Capital Partners Management LP | Atlantica Sustainable Infrastructure plc | 100% | 7,600 | 9.3x |
| Mar-24 | Iberdrola SA | Avangrid, Inc. | 100% | 27,812 | 11.2x |
| Jun-23 | Brookfield Renewable Partners LP | Duke Renewables LLC | 100% | 2,800 | 9.1x |
| Oct-22 | RWECE Clean Energy, Inc. | Con Edison Clean Energy Businesses, Inc. | 100% | 6,800 | 11.3x |
| May-22 | TotalEnergies SE | Clearway Energy Group LLC | 50% | 16,545 | 12.9x |
| Jan-22 | Blackstone Corporate Private Equity | Invenergy LLC | 33% | 10,680 | 14.4x |
| Mar-20 | Brookfield Corporation | TerraForm Power, Inc. | 38% | 9,682 | 11.3x |
| Nov-19 | Caisse de depot et placement du Quebec | Pattern Energy Group, Inc. | 100% | 6,100 | 16.4x |
| Apr-18 | Algonquin Power & Utilities Corp. | Atlantica Sustainable Infrastructure plc | 16% | 7,543 | 9.3x |
| Feb-18 | Capital Dynamics AG | 8point3 Energy Partners LP | 100% | 1,700 | 14.0x |
| Nov-17 | Algonquin Power & Utilities Corp. | Atlantica Sustainable Infrastructure plc | 25% | 7,975 | 10.1x |
| Mar-17 | Brookfield Corporation | TerraForm Power, Inc. | 51% | 6,555 | 13.8x |
| Jan-16 | iCON Infrastructure LLP | Capstone Infrastructure Corporation | 100% | 1,214 | 9.5x |
| | | | | 75th percentile | 13.4x |
| | | | | Mean | 11.7x |
| | | | | Median | 11.3x |
| | | | | 25th percentile | 10.0x |

**Sources** Wall Street research, FactSet, Mergermarket

**Notes**

1. Converted to USD using the exchange rate as of the day prior to announcement of transaction
2. Reflects implied enterprise value for 100% of company
3. CY EBITDA estimates were taken from analysis by Wall Street equity research analysts at the time of transaction announcement

Strictly Confidential | 26

APPENDIX — B. PRECEDENT TRANSACTIONS ANALYSIS

# Precedent Transactions Analysis (2/3)

## Select Indian renewables transactions ($ in millions)

| Ann. Date | Buyer | Target | % Acquired | Enterprise value[1,2] | EV / EBITDA[3] |
|---|---|---|---|---|---|
| **India** | | | | | |
| Dec-24 | JSW Energy Limited | O2 Power Private Limited | 100% | $1,462 | 8.3x[4] |
| May-23 | Indi Grid Trust | Virescent Renewable Energy Trust | 100% | 487 | 9.4x[4] |
| Apr-23 | Brookfield Renewable Partners LP | Cleanmax Enviro Energy Solutions Pvt Ltd. | 51% | 719 | 10.6x[4] |
| Nov-22 | Sembcorp Industries Ltd. | Vector Green Energy Private Limited | 100% | 595 | 10.3x |
| Apr-22 | Blackrock Real Assets / Mubdala Investment Company | Tata Renewable Energy Ltd. | 11% | 6,433 | 16.6x |
| Aug-21 | Augment Infrastructure Partners UGP LLC | Cleanmax Enviro Energy Solutions Pvt Ltd. | 100% | 418 | 10.5x |
| Aug-21 | OMERS Infrastructure Management Inc. | Azure Power Global Limited | 19% | 2,316 | 11.4x |
| Mar-21 | ORIX Corp. | Greenko Energy Holdings Pvt Ltd. | 22% | 10,200 | 19.1x[4] |
| Jul-21 | Global Power Synergy Public Company | Avaada Power Private Limited | 42% | 1,755 | 19.0x[4] |
| Jan-18 | ReNew Energy Global Plc | Ostro Energy Pvt Ltd. | 100% | 1,598 | 10.6x |
| | | | 75th percentile | | 15.3x |
| | | | Mean | | 12.6x |
| | | | Median | | 10.6x |
| | | | 25th percentile | | 10.3x |
| **ReNew M&A stake sale precedents[5]** | | *Seller* | | | |
| Mar-23 | Canada Pension Plan Investment Board | Goldman Sachs Group Inc | 13% | $7,285 | 9.4x |
| Sep-22 | Canada Pension Plan Investment Board | Goldman Sachs Group Inc | 14% | 7,823 | 9.8x |
| Feb-22 | Canada Pension Plan Investment Board | Goldman Sachs Group Inc | 7% | 7,388 | 8.9x |
| | | | 75th percentile (incl. ReNew) | | 11.4x |
| | | | Mean (incl. ReNew) | | 11.8x |
| | | | Median (incl. ReNew) | | 10.5x |
| | | | 25th percentile (incl. ReNew) | | 9.4x |

**Sources** Company filings, Wall Street research, FactSet, Mergermarket

**Notes**

1. Converted to USD using the exchange rate as of the day prior to announcement of transaction
2. Reflects implied enterprise value for 100% of company
3. CY EBITDA for the year in which the transaction was announced
4. LTM EBITDA or FY EBITDA (EBITDA from the fiscal year in which the transaction was announced) due to lack of public information
5. Converted to USD using the exchange rate published in the Company 6-K for the quarterly period ending prior to transaction announcement; balance sheet data taken from the Company 6-K for the quarterly period ending prior to transaction announcement

Strictly Confidential | 27

APPENDIX — B. PRECEDENT TRANSACTIONS ANALYSIS

# Precedent Transactions Analysis (3/3)

**Precedent Transactions Analysis ($ in millions, except per share data)**

## North America

| | | Low | High |
|---|---|---|---|
| **Multiples paid in North American precedent transactions** | **A** | **10.5x** | **12.5x** |
| LTM EBITDA Jun'26 | B | $946 | $946 |
| **Implied enterprise value** | **C ( = A x B )** | **$9,932** | **$11,823** |
| Net debt | D | (7,210) | (7,210) |
| Other adjustments[1] | E | (194) | (194) |
| **Implied equity value** | **F ( = C + D + E )** | **$2,527** | **$4,419** |
| Fully diluted shares outstanding[2] | G | 395.8 | 406.0 |
| **Implied equity value per share** | **H ( = F / G )** | **$6.39** | **$10.89** |

## India

| | | Low | High |
|---|---|---|---|
| **Multiples paid in Indian precedent transactions** | **A** | **10.2x** | **12.2x** |
| LTM EBITDA Jun'26 | B | $946 | $946 |
| **Implied enterprise value** | **C ( = A x B )** | **$9,648** | **$11,540** |
| Net debt | D | (7,210) | (7,210) |
| Other adjustments[1] | E | (194) | (194) |
| **Implied equity value** | **F ( = C + D + E )** | **$2,244** | **$4,135** |
| Fully diluted shares outstanding[2] | G | 394.2 | 403.0 |
| **Implied equity value per share** | **H ( = F / G )** | **$5.69** | **$10.26** |

**Sources** Company filings, ReNew Management, Management Forecast, FactSet

**Notes**

1. Includes estimated value of warrants using the Black Scholes method based on 10-day VWAP as of October 10, 2025
2. Assumes ~388.2 million fully diluted standing + in-the-money based on the evaluated price and warrants based on 10-day VWAP as of October 10, 2025, per Company Management

Strictly Confidential | 28

C WACC and Cost of Equity

APPENDIX — C. WACC AND COST OF EQUITY WACC and Cost of Equity (1/4) Basis of calculation To establish the WACC for the Company, Rothschild & Co performed the following market standard WACC calculation consistent with Rothschild & Co’s internal WACC calculation guidelines: Where: Source of capital Cost of capital Other D = Market value of net debt Kd = Pre-tax cost of debt CAP = Market value of net debt + market value of equity (D + E) E = Market of equity Ke = Cost of equity T = Statutory tax rate The CAPM has been employed to calculate cost of equity, defined as follows: * ERP + SP + CRP Where: Rf = Risk free rate ERP = Equity risk premium CRP = Country risk premium â = Beta SP = Size premium Strictly Confidential | 30

APPENDIX — C. WACC AND COST OF EQUITY

# WACC and Cost of Equity (2/4)

## WACC CAPM calculation

| WACC component | | Assumption |
|---|---|---|
| Risk free rate | A | 5.26% |
| Unlevered beta | B | 0.37 |
| Target equity-to-total capital | C | 50.42% |
| Re-levered beta | D ( = B * ( 1 + ( 1 – J ) * L / C ) ) | 0.64 |
| Equity risk premium | E | 6.31% |
| Country risk premium | F | 1.99% |
| Size premium | G | 1.05% |
| **Cost of equity** | **H ( = A + ( D * E ) + F + G )** | **12.37%** |
| Pre-tax cost of debt | I | 8.80% |
| Tax rate | J | 25.20% |
| **Post-tax cost of debt** | **K ( = I * ( 1 – J ) )** | **6.58%** |
| Target debt-to-total capital | L | 49.58% |
| **WACC** | **M ( = H * C + K * L )** | **9.50%** |

## Commentary

- Market data as of August 10, 2026
- **(A) Risk free rate**: 20-year U.S. Treasury yield
- **(B) Unlevered beta**: 2-year historical adjusted beta (weekly periodicity) of select North American renewables companies (exclusive of ReNew[1])
  - Indian renewables companies were considered; however, they were not factored into the calculations, given ReNew (traded on the NASDAQ) has much closer alignment to North American renewables companies in terms of beta and capitalization
- **(L) / (C) Capital structure**: based on capitalization of select North American renewables companies
- **(E) Equity risk premium**: supply-side long-term equity risk premium as provided by Kroll
- **(F) Country risk premium**: calculated as the spread between 20-year Indian government bond yield and U.S. 20-year Treasury yield
- **(G) Size premium**: based on size premium for companies with market cap. of ~$1,472 – $2,518 million as per the Center for Research in Security Prices ("CRSP") and provided by Kroll
- **(I) Pre-tax cost of debt**: as provided by the Company
- **(J) Tax rate**: Indian statutory tax rate

**Sources** Company filings, Bloomberg, FactSet, Kroll, CRSP
**Notes**
1. ReNew's recent trading following the Consortium's rescinded offer has had a material impact on its beta

Strictly Confidential | 31

APPENDIX — C. WACC AND COST OF EQUITY WACC and Cost of Equity (3/4) WACC sensitivities—Unlevered beta vs. debt-to-total capital Cost of equity sensitivities—Unlevered beta vs. debt-to-total capital Sensitivities around unlevered beta and debt-to-total capital, based on quartile range of select North American renewables companies, utilized to inform cost of equity range applied in the DDM Analysis, detailed earlier in this presentation Unlevered beta Unlevered beta 0.27 0.32 0.37 0.42 0.47 0.27 0.32 0.37 0.42 0.47 39.6% 9.16% 9.44% 9.73% 10.01% 10.30% 39.6% 10.85% 11.32% 11.79% 12.26% 12.73% . 44.6% 9.05% 9.33% 9.61% 9.89% 10.17%. 44.6% 11.04% 11.55% 12.05% 12.56% 13.06% p a a p c c total—49.6% 8.95% 9.22% 9.50% 9.77% 10.05%—total 49.6% 11.27% 11.82% 12.37% 12.91% 13.46% o t t o Debt—Debt—54.6% 8.84% 9.11% 9.38% 9.66% 9.93% 54.6% 11.55% 12.15% 12.75% 13.35% 13.95% 59.6% 8.73% 9.00% 9.27% 9.54% 9.80% 59.6% 11.90% 12.56% 13.23% 13.89% 14.55% Strictly Confidential | 32 Sources Company filings, Bloomberg, FactSet, Kroll, CRSP

APPENDIX — C. WACC AND COST OF EQUITY

# WACC and Cost of Equity (4/4)

## Select comparable companies ($ in millions)[1]

| | Market cap.[2] | Net debt | Enterprise value | Net debt / Equity | Net debt / Total capital | 2-year weekly Historical adj. beta[3] | 2-year weekly Unlevered beta[4] | 5-year monthly Historical adj. beta[3] | 5-year monthly Unlevered beta[4] |
|---|---|---|---|---|---|---|---|---|---|
| **North America** | | | | | | | | | |
| Brookfield Renewable Partners LP | $22,345 | $15,856 | $40,130 | 71% | 40% | 0.18 | 0.12 | 0.88 | 0.59 |
| Clearway Energy, Inc. | 6,784 | 9,347 | 16,131 | 138% | 58% | 0.82 | 0.40 | 0.88 | 0.43 |
| Northland Power Inc. | 4,002 | 4,282 | 7,792 | 107% | 55% | 0.64 | 0.34 | 0.61 | 0.32 |
| XPLR Infrastructure LP | 2,191 | 5,530 | 12,045 | 252% | 46% | 0.67 | 0.41 | 0.98 | 0.60 |
| Mean | | | | 142% | 50% | 0.58 | 0.32 | 0.84 | 0.49 |
| Median | | | | 122% | 50% | 0.66 | 0.37 | 0.88 | 0.51 |
| Boralex Inc.[5] | $2,463 | $3,135 | $5,456 | 127% | 57% | 0.56 | 0.28 | 0.43 | 0.22 |
| Mean - incl. Boralex | | | | 139% | 51% | 0.57 | 0.31 | 0.76 | 0.43 |
| Median - incl. Boralex | | | | 127% | 55% | 0.64 | 0.34 | 0.88 | 0.43 |
| **ReNew** | **$2,422** | **$7,210** | **$9,826** | **298%** | **73%** | **0.53** | **0.17** | **1.13** | **0.37** |
| Mean - incl. ReNew | | | | 166% | 55% | 0.57 | 0.29 | 0.82 | 0.42 |
| Median - incl. ReNew | | | | 133% | 56% | 0.60 | 0.31 | 0.88 | 0.40 |
| **India** | | | | | | | | | |
| Adani Green Energy Limited | $23,680 | $10,183 | $34,771 | 43% | 29% | 1.81 | 1.38 | 2.10 | 1.61 |
| Tata Power Company Limited | 12,763 | 6,416 | 18,615 | 50% | 34% | 1.10 | 0.79 | 1.26 | 0.90 |
| JSW Energy Limited | 11,131 | 7,127 | 18,550 | 64% | 38% | 0.78 | 0.53 | 1.46 | 1.00 |
| NTPC Green Energy Limited | 8,121 | 3,263 | 11,037 | 40% | 30% | 0.89 | 0.68 | 1.04 | 0.79 |
| ACME Solar Holdings Limited | 2,717 | 1,442 | 4,159 | 53% | 35% | 0.71 | 0.51 | 0.32 | 0.23 |
| Mean | | | | 50% | 33% | 1.06 | 0.78 | 1.24 | 0.90 |
| Median | | | | 50% | 34% | 0.89 | 0.68 | 1.26 | 0.90 |

**Sources** Company filings, FactSet, Bloomberg

**Notes**

1. Analysis excludes Clean Max Enviro Solutions Ltd given lack of historical data; Clean Max listed on March 2, 2026
2. Market data as of August 10, 2026
3. 2-year adjusted historical beta (weekly periodicity) and 5-year adjusted historical beta (monthly periodicity) sourced from Bloomberg as of August 10, 2026
4. Unlevered beta = historical adjusted beta / (1 + (1 – statutory tax rate) * D / E))
5. Boralex data as of March 24, 2026

Strictly Confidential | 33

D Management Forecast

APPENDIX — D. MANAGEMENT FORECAST

# Overview of Management Forecast (1/2)

| | |
|---|---|
| **Overview** | ▪ ReNew Management developed and provided the Company's long-term financial projections to Rothschild & Co, which were reviewed and approved by the Special Committee<br>□ Long-term financial projections' eliminations to reflect internal sales (from the manufacturing segment to ReNew-owned solar projects) have been incorporated into the consolidated financials underlying the long-term financial projections<br>▪ Management Forecast covers a 9-year forecast period (FY2027 – FY2035), including certain key annual financial projections for two segments: the IPP segment (development, ownership and operation of renewable generation projects in India) and the Manufacturing segment (production of solar modules and cells)<br>□ Financial figures in the Management Forecast are presented in Indian Rupees, and for the purposes of financial analyses conducted throughout this presentation, INR figures have been converted to U.S. dollars, using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026<br>▪ Management Forecast was compiled on a consolidated "top-down" basis, combining financial data of the two business segments and corporate overheads, including appropriate eliminations and adjustments to reflect a consolidated perspective<br>□ Management Forecast contains consolidated financial information and certain key annual projections but does not provide detailed entity-level financials, asset level financials or underlying assumptions<br>□ Management Forecast is for a considerably shorter time period than the useful life of the underlying assets<br>▪ Management Forecast comprises levered cash flows, reflecting both current and expected future borrowings, and associated debt service<br>▪ Rothschild & Co's financial analysis for evaluating the Final Offer has been based on the Management Forecast at the direction of the Company and the Special Committee |
| **IPP Business—existing assets** | Management Forecast reflects ~11.0 GW of gross commissioned capacity by the end of FY2026<br>▪ Management Forecast assumes its existing IPP wind and solar assets have an average useful life 30 years, with a current average age of ~6 years and no asset retirements during the 10-year forecast period<br>□ Tariffs are fixed for the duration of the power purchase agreements ("PPA"s) from the start of asset commercial operations, resulting in stable annual revenues of ~$1.0 billion and EBITDA that declines slightly from $0.8 billion to $0.7 billion throughout the forecast period<br>▪ Management Forecast assumes no incremental capex for existing assets over the forecast period<br>▪ The existing asset portfolio includes three joint venture ("JV") projects, with ReNew owning a 51% equity interest<br>□ These projects are accounted for in the Management Forecast at the EBITDA level, adjusted negatively to reflect EBITDA attributed to JV partners |

Strictly Confidential | 35

**Sources** Management Forecast

APPENDIX — D. MANAGEMENT FORECAST

# Overview of Management Forecast (2/2)

| | |
|---|---|
| **IPP Business—new assets** | ▪ Management Forecast assumes ~14.7 GW of gross new capacity additions from FY2026 to FY2035, averaging ~1.47 GW annually and ~13.1 GW of net new capacity additions after asset sales<br>□ Management Forecast assumes annual capacity additions based on ReNew's existing pipeline of pre-commissioning projects, adjusted for potential project cancellations and / or abandonment<br>▪ Management Forecast assumes total capex for new assets over the forecast period is projected to be ~$8.3 billion, averaging ~$0.8 billion annually<br>▪ Management Forecast assumes new assets are projected to generate ~$0.9 billion of EBITDA annually by FY2035<br>▪ Management Forecast assumes the annual sale of approximately 400 MW of pre-commissioning assets from FY2026 to FY2029 (1.6 GW in total), providing additional funding for pipeline development over that period<br>□ Sale proceeds are based on a transaction multiple assumption of ~9x EBITDA, consistent with historical realizations<br>▪ Other key assumptions in the Management Forecast include the following:<br>□ Portfolio mix: 80% solar / 20% wind<br>□ Average tariffs: ~2.62 INR / KWh (solar) and ~3.84 INR / KWh (wind), averaging ~2.86 INR / KWh[1]<br>□ Plant load factor ("PLF"): ~31% (solar) and ~34% (wind), averaging ~32%<br>□ Target project equity IRR: 16% – 20%<br>□ Target project debt / equity funding ratio: 75% debt / 25% equity |
| **Manufacturing Business** | ▪ Management Forecast assumes total manufacturing capacity of 6.4 GW modules (2.4 GW Dholera, 4.0 GW Jaipur) and 6.5 GW of cell manufacturing (2.5 Dholera, 4.0 GW Gujarat)<br>□ ~4 GW module capacity at Jaipur facility assumes both internal captive requirements and external sales<br>▪ Management Forecast assumes no additional capex<br>▪ Management Forecast assumes revenue peaks by FY2030, driven by increased plant utilization (assuming stable unit selling prices)<br>□ However, the Management Forecast projects revenue to decline thereafter during the remainder of the forecast period |

**Sources** Management Forecast
**Notes**
1. Note, implied blended tariff for new assets is lower than for existing due to higher proportion of solar assets assumed added versus existing portfolio

Strictly Confidential | 36

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—Consolidated Consolidated cash flow profile ($ in millions)1,2 Commentary Fiscal year ended March 31, Consolidated EBITDA margin 1 (USDm) 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E reflects blend of IPP segment Consolidated business (90%+) and Manufacturing segment (<10%), net of Total capacity (MW) corporate overheads Existing asset capacity 2 10,111 10,111 10,111 10,111 10,111 10,111 10,111 10,111 10,111 2 2 Cumulative asset sales of 1,600 New assets’ cumulative annual additions 3,226 3,994 4,974 6,058 7,085 8,288 9,695 11,313 13,141 MW through FY2029; no sales Total capacity 13,337 14,105 15,085 16,169 17,196 18,399 19,806 21,424 23,252 thereafter assumed Revenue $1,822 $2,081 $2,167 $2,283 $2,367 $2,415 $2,474 $2,550 $2,520 3 Capex entirely allocated to new % growth NA 14.2% 4.1% 5.4% 3.7% 2.0% 2.4% 3.1% (1.2%) generation assets, with no (-) Total costs (785) (931) (982) (1,041) (1,072) (1,070) (1,066) (1,065) (947) ongoing capex assumed for existing IPP assets (captured EBITDA $1,037 $1,149 $1,185 $1,243 $1,296 $1,345 $1,407 $1,485 $1,572 % margin 1 56.9% 55.2% 54.7% 54.4% 54.7% 55.7% 56.9% 58.3% 62.4% within operational expenses) or Manufacturing segment % growth 29.6% 10.9% 3.1% 4.8% 4.3% 3.8% 4.7% 5.6% 5.8% (-) Depreciation & amortization (303) (338) (368) (391) (414) (437) (464) (495) (528) 4 Income generated from 4.4% interest on ~$810 million of EBIT $734 $811 $817 $852 $881 $908 $944 $991 $1,045 restricted cash (+) Depreciation & amortization 303 338 368 391 414 437 464 495 528 (-) Levered cash taxes (17) (23) (24) (26) (27) (27) (25) (27) (28) 5 ~$130 million drawn for existing assets over FY2026 – FY2027, (+) Proceeds from sale of assets 2 74 74 74 — ——-but all other borrowings primarily (-) Capital expenditures 3 (1,038) (661) (752) (598) (605) (703) (826) (945) (1,068) used to fund development / (-) Interest expense (627) (648) (659) (666) (673) (679) (691) (708) (732) construction of new assets (+) Interest income 4 35 35 35 35 35 35 35 35 35 (+) Debt disbursement 5 937 494 554 469 444 521 609 700 791 (-) Debt repayment (313) (321) (352) (384) (393) (409) (429) (442) (475) (+) Adj. for charges across joint ventures 2 2 2 2 2 2 2 2 2 FCFE $89 $103 $63 $75 $80 $85 $84 $102 $99 Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 Strictly Confidential | 37 2. Capacity on a proportionally owned basis (net of JVs)

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—Capacity Net capacity over time (GW)1,2 23.3 21.4 19.8 18.4 15.1 16.2 17.2 13.3 14.1 14.7 11.3 12.9 7.7 8.7 9.9 4.2 5.3 6.6 10.1 10.1 10.1 10.1 10.1 10.1 10.1 10.1 10.1 (1.0) (1.3) (1.6) (1.6) (1.6) (1.6) (1.6) (1.6) (1.6) 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Existing capacity Cumulative additions Cumulative selldown 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Existing capacity 10.1 10.1 10.1 10.1 10.1 10.1 10.1 10.1 10.1 Cumulative additions3 4.2 5.3 6.6 7.7 8.7 9.9 11.3 12.9 14.7 Cumulative selldown3 (1.0) (1.3) (1.6) (1.6) (1.6) (1.6) (1.6) (1.6) (1.6) Net Capacity 13.3 14.1 15.1 16.2 17.2 18.4 19.8 21.4 23.3 Sources Management Forecast Notes 1. Years reflect ReNew’s fiscal years ending on March 31; FY2027 capacity reflects full-year capacity 2. Capacity on a proportionally owned basis (net of JVs) Strictly Confidential | 38 3. Cumulative additions/selldowns reflects cumulative figure from the start of FY2026

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—Capex Capex over time ($ in millions)1,2 $1,038 $1,699 $2,451 $3,049 $3,654 $4,357 $5,183 $6,128 $7,195 Cumulative capex $1,068 $1,038 $945 $826 $752 $703 $661 $605 $598 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Annual capex $1,038 $661 $752 $598 $605 $703 $826 $945 $1,068 Cumulative capex 1,038 1,699 2,451 3,049 3,654 4,357 5,183 6,128 7,195 Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 Strictly Confidential | 39 2. Years reflect ReNew’s fiscal years ending on March 31; FY2027 cash flows reflect full-year cash flow projections

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—Gross debt Gross debt over time ($ in millions)1,2 $9,851 $10,168 $9,307 $9,417 $9,596 $9,014 $9,180 $9,259 $8,819 111 64 299 229 162 390 400 2,180 2,615 3,134 3,560 3,952 4,412 4,949 5,565 6,259 $6,248 $5,999 $5,746 $5,470 $5,193 $4,894 $4,583 $4,249 $3,892 (313) (321) (352) (384) (393) (409) (429) (442) (475) 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets IPP Business—new assets Manufacturing Business Total amortization 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets $6,248 $5,999 $5,746 $5,470 $5,193 $4,894 $4,583 $4,249 $3,892 IPP Business—new assets 2,180 2,615 3,134 3,560 3,952 4,412 4,949 5,565 6,259 Manufacturing Business 390 400 299 229 162 111 64 36 17 Total amortization (313) (321) (352) (384) (393) (409) (429) (442) (475) Total gross debt $8,819 $9,014 $9,180 $9,259 $9,307 $9,417 $9,596 $9,851 $10,168 Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 Strictly Confidential | 40 2. Years reflect ReNew’s fiscal years ending on March 31; FY2027 cash flows reflect full-year cash flow projections

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—Revenue Revenue over time ($ in millions)1,2,3 $2,550 $2,520 $2,415 $2,474 $2,367 $2,283 $2,167 $2,081 754 583 800 $1,822 896 890 847 865 843 688 985 723 845 528 618 286 355 439 185 $949 $952 $947 $948 $949 $950 $951 $952 $952 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets IPP Business—new assets Manufacturing Business 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets $949 $952 $947 $948 $949 $950 $951 $952 $952 IPP Business—new assets 185 286 355 439 528 618 723 845 985 Manufacturing Business 688 843 865 896 890 847 800 754 583 Total revenue $1,822 $2,081 $2,167 $2,283 $2,367 $2,415 $2,474 $2,550 $2,520 Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 2. Years reflect ReNew’s fiscal years ending on March 31; FY2027 cash flows reflect full-year cash flow projections Strictly Confidential | 41 3. Includes new 4 GW cell factory in Gujarat

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—EBITDA EBITDA over time ($ in millions)1,2,3 56.9% 55.2% 54.7% 54.4% 54.7% 55.7% 56.9% 58.3% 62.4% Margin % $1,572 $1,407 $1,485 $1,345 41 $1,243 $1,296 67 $1,149 $1,185 105 86 $1,037 142 125 151 147 752 876 117 470 550 643 165 254 316 390 $755 $744 $722 $710 $700 $690 $678 $667 $655 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets IPP Business—new assets Manufacturing Business 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets $755 $744 $722 $710 $700 $690 $678 $667 $655 IPP Business—new assets 165 254 316 390 470 550 643 752 876 Manufacturing Business 117 151 147 142 125 105 86 67 41 Total EBITDA $1,037 $1,149 $1,185 $1,243 $1,296 $1,345 $1,407 $1,485 $1,572 Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 Strictly Confidential | 42 2. Years reflect ReNew’s fiscal years ending on March 31; FY2027 cash flows reflect full-year cash flow projections

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—IPP Business—existing assets IPP Business—existing assets cash flow profile ($ in millions)1 Fiscal year ended March 31, 9-year (USDm) 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E CAGR IPP Business—existing assets Total capacity (MW)2 10,111 10,111 10,111 10,111 10,111 10,111 10,111 10,111 10,111—Revenue $949 $952 $947 $948 $949 $950 $951 $952 $952 0.1% % growth 1.3% 0.4% (0.5%) 0.1% 0.1% 0.1% 0.1% 0.1% 0.1% (-) implied total costs (194) (208) (225) (238) (249) (260) (272) (285) (298) EBITDA $755 $744 $722 $710 $700 $690 $678 $667 $655 (1.8%) % margin 79.6% 78.2% 76.2% 74.9% 73.8% 72.6% 71.4% 70.1% 68.7% % growth 1.1% (1.4%) (3.0%) (1.6%) (1.4%) (1.5%) (1.6%) (1.7%) (1.8%) (-) Depreciation & amortization (221) (221) (220) (220) (220) (220) (219) (219) (219) (0.1%) EBIT $534 $523 $502 $490 $480 $470 $459 $448 $436 (2.5%) (+) Depreciation & amortization 221 221 220 220 220 220 219 219 219 (0.1%) (-) Levered cash taxes (14) (15) (15) (15) (16) (18) (18) (21) (24) 7.1% (+) Proceeds from sale of assets — — — — - -(-) Capital expenditures — — — — —(-) Interest expense (516) (494) (472) (449) (426) (401) (374) (346) (316) (5.9%) (+) Interest income 35 35 35 35 35 35 35 35 35 -(+) Debt disbursement 39 — — — — (100.0%) (-) Debt repayment (267) (249) (253) (276) (277) (299) (311) (334) (357) 3.7% FCFE $33 $21 $18 $5 $16 $8 $11 $2 ($8)—Total debt—closing balance $6,248 $5,999 $5,746 $5,470 $5,193 $4,894 $4,583 $4,249 $3,892 Implied interest rate 8.0% 7.9% 7.9% 7.8% 7.8% 7.7% 7.6% 7.6% 7.4% Implied debt service coverage ratio3 0.95x 0.98x 0.98x 0.96x 0.97x 0.96x 0.96x 0.95x 0.94x Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 2. Capacity on a proportionally owned basis (net of JVs) Strictly Confidential | 43 3. Calculated as EBITDA minus cash taxes, divided by debt service (interest payments and amortization)

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—IPP Business—new assets IPP Business—new assets cash flow profile ($ in millions)1 Fiscal year ended March 31, 9-year (USDm) 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E CAGR IPP Business—new assets 2 Annual additions (MW) 1,353 768 980 1,084 1,027 1,203 1,407 1,618 1,828 3.8% 2 Cumulative 3,226 3,994 4,974 6,058 7,085 8,288 9,695 11,313 13,141 19.2% Revenue $185 $286 $355 $439 $528 $618 $723 $845 $985 23.2% % growth NA 54.6% 24.0% 23.7% 20.4% 17.0% 17.0% 16.9% 16.5% (-) implied total costs (20) (31) (39) (48) (58) (68) (79) (93) (108) EBITDA $165 $254 $316 $390 $470 $550 $643 $752 $876 23.2% % margin 89.0% 89.0% 89.0% 89.0% 89.0% 89.0% 89.0% 89.0% 89.0% % growth n.a. 54.6% 24.0% 23.7% 20.4% 17.0% 17.0% 16.9% 16.5% (-) Depreciation & amortization (49) (75) (93) (115) (138) (162) (189) (221) (258) 23.2% EBIT $116 $180 $223 $275 $332 $388 $454 $530 $618 23.2% (+) Depreciation & amortization 49 75 93 115 138 162 189 221 258 23.2% (-) Levered cash taxes — — — — - -(+) Proceeds from sale of assets 74 74 74 — — — (100.0%) (-) Capital expenditures (857) (627) (752) (598) (605) (703) (826) (945) (1,068) 2.8% (-) Interest expense (84) (129) (158) (193) (230) (266) (308) (358) (414) 22.0% (+) Interest income — — — — —(+) Debt disbursement 716 462 554 469 444 521 609 700 791 1.3% (-) Debt repayment (16) (28) (35) (43) (52) (61) (72) (84) (98) 25.2% FCFE ($4) $7 ($0) $26 $27 $41 $46 $66 $88—Total debt—closing balance $2,180 $2,615 $3,134 $3,560 $3,952 $4,412 $4,949 $5,565 $6,259 Implied interest rate 5.7% 5.9% 6.0% 6.2% 6.5% 6.7% 7.0% 7.2% 7.4% Implied debt service coverage ratio3 1.64x 1.62x 1.64x 1.66x 1.67x 1.68x 1.69x 1.70x 1.71x Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 2. Annual capacity additions net of projected asset sales; 2027E cumulative capacity includes 2026 additions Strictly Confidential | 44 3. Calculated as EBITDA minus cash taxes, divided by debt service (interest payments and amortization)

E Comparison to December 2025 financial analysis

APPENDIX — E. COMPARISON TO DECEMBER 2025 FINANCIAL ANALYSIS Background information In March 2026, Rothschild & Co were provided with new financial projections for the Company by Management (referred to herein as the Management Forecast), reflecting its latest view on the future financial performance of the business These reflected material changes to the business and funding environment in which ReNew operates since such projections had previously been compiled and shared with Rothschild & Co (in the context part of the Masdar-led Consortium offer process); in particular, Management cited, in discussions with Rothschild & Co, the following factors as key drivers to the revisions in the forecast: 1 Evolving Indian macroeconomic environment: Ongoing currency, inflation, and fiscal considerations, together with market volatility, have led Management to adopt an overall more measured outlook in its planning assumptions 2 Focus on balance sheet strength: Priority given to prudent leverage profile and financial flexibility; revised long-term growth objectives to fit within these parameters. Particularly relevant in light of Moody’s revision of the Company’s outlook to negative, and CARE and Brickwork’s downgrade of the Indian holding company rating 3 Moderated pace of capital recycling: More measured approach to capital recycling assumptions, reflecting evolving market dynamics and limited long-term visibility on the availability and timing of asset monetization opportunities Manufacturing market dynamics: Changes in global trade policies and increasing domestic industry capacity have led to a more conservative outlook for 4 Manufacturing business margins As a result, the revised projections consider materially less growth—via new capacity additions—over the business plan period than previously, given the increased difficulty of funding such projects (either via debt or through proceeds from asset sales), and a greater focus on deleveraging the business to avoid any potential downgrade to the Company’s credit rating Specifically, the key changes in the new Management Forecasts are as follows: Lower net capacity additions between FY2027 and FY2035 (11.3 GW vs. 15.4 GW) Less capital recycling via sale of assets (1.6 GW assumed sold in period FY2026 – FY2035 vs. 3.6 GW) No perpetual debt raise considered (previous forecasts assumed ~$300m raise in FY26) Lower Manufacturing EBITDA (~17% FY2027 – FY2035) due to lower solar cell selling price assumption for domestic market These changes, in particular reduction in assumed new capacity, have a knock-on effect on revenue, EBITDA, capex and ultimately net cash flow to equity; further details can be found on page 48 The following pages outline the impact of changes to the Management Forecast on Rothschild & Co’s financial analysis, in comparison to the last iteration shared with the Special Committee in December 2025 before Masdar’s withdrawal from the prior offer process (the “December 2025 Analysis”) Such comparison is provided for both DDM Analysis and for Selected Company Analysis, where selected multiple ranges have been adjusted based on movement in North American and Indian Peers’ trading values and implied multiples since December 2025 Strictly Confidential | 46 Sources Management Forecast, ReNew Management

APPENDIX — E. COMPARISON TO DECEMBER 2025 FINANCIAL ANALYSIS

# Comparison to previous financial analysis—Management Forecast equity value bridge

**DDM value bridge from February 2025 Business Plan to Management Forecast**


Price per share ($)
$9.26[1]
$1.25[2]
($2.88)
($0.97)
($0.34)
$6.32[3]
$3,720
438
A
(1,138)
B
(383)
C
(135)
D
$2,501
February 2025 Business Plan
Change in valuation date and discount factor
Lowered capacity in Management Forecast
Other changes to February 2025 Business Plan
Change in fx
Management Forecast

**Commentary**

- **A** Updated valuation as of June 30, 2026[4], incorporating a revised cost of equity of 12.4% (vs. 13.1% in December 2025 Analysis)
- **B** The February 2025 Business Plan has been updated to reflect a material reduction in projected capacity, with expected 2035 installed capacity declining from ~28.0 GW to ~23.3 GW. The lower capacity outlook reduces both capital expenditure requirements (assumed to be financed at a 75:25 debt-to-equity ratio) and the corresponding cash flow projections
- **C** No capital recycling is assumed beyond 2029; moderated approach due to evolving market dynamics
- **D** Foreign exchange rate update from 89.89 INR per US Dollar as of December 2, 2025 to 95.30 as of August 10, 2026

**Sources** Management Forecast, February 2025 Business Plan, FactSet, Bloomberg

**Notes**

1. Considering 401.7m fully diluted standing, per Company Management
2. Considering value impact on DDM and update on share count
3. Considering 395.6m fully diluted standing, per Company Management
4. Valuation date updated discount to June 30, 2026 (September 30, 2025)

Strictly Confidential | 47

APPENDIX — E. COMPARISON TO DECEMBER 2025 FINANCIAL ANALYSIS Management Forecast versus February 2025 Business Plan Comparison of key metrics between Management Forecast and February 2025 Business Plan Installed capacity1 (GW) Key changes versus February 2025 Business Plan 25.3 28.0 21.0 23.0 19.8 21.4 23.3 16.7 17.9 16.2 19.3 17.2 18.4 12.6 14.6 13.3 15.6 14.1 15.1 12.0 Installed capacity addition (FY27E–FY35E) in Management Forecast (11.3 GW) is ~27% lower due to lower capacity to fund FY26E FY27E FY28E FY29E FY30E FY31E FY32E FY33E FY34E FY35E growth (driven by credit concerns around February 2025 Business Plan Management Forecast leverage levels) as well as more negative EBITDA ($m) macro-economic outlook for India 1,633 1,759 1,912 1,384 1,448 1,531 1,407 1,485 1,572 Lower asset sales (~1.6 GW)—primarily 1,267 1,149 1,318 1,185 1,243 1,296 1,345 900 916 1,059 1,037 due tougher PPA market conditions linked to higher rates in the near-term, and reduced new capacity build-out longer-term FY26E FY27E FY28E FY29E FY30E FY31E FY32E FY33E FY34E FY35E February 2025 Business Plan Management Forecast EBITDA is on average ~12% lower Total (FY26E-FY35E): $12.3 bn primarily due to reduced new capacity build-out Total (FY26E-FY35E): $8 .4 bn Capex ($m) 1,504 1,582 1,598 EBITDA from existing assets is marginally 1,262 1,226 1,225 1,397 1,038 938 1,085 945 1,068 (1-2%) lower due to higher escalation in 835 661 834 752 703 826 598 605 corporate overheads FY26E FY27E FY28E FY29E FY30E FY31E FY32E FY33E FY34E FY35E No perpetual debt is assumed in February 2025 Business Plan Management Forecast Management Forecast (February 2025 Business Plan assumed ~$300m perpetual Total (FY26E-FY35E): $896 m Cash flow to equity ($m) debt drawn down in FY26) Total (FY26E-FY35E): $779 m 328 Total capex is ~35% lower in Management 142 103 104 98 110 105 131 102 99 Forecast due to reduced new capacity 89 92 63 75 80 85 84 build-out (45) FY27E FY28E FY29E FY30E FY31E FY32E FY33E FY34E FY35E Underlying assumptions for new projects February 2025 Business Plan Management Forecast (e.g., capex, load factor, tariffs, etc.) are consistent across both plans Sources Management Forecast, FactSet, February 2025 Business Plan Notes Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 Strictly Confidential | 48 1. Net of capacity divested via asset sales and considering stake adjusted numbers for capacity developed in JVs

APPENDIX — E. COMPARISON TO DECEMBER 2025 FINANCIAL ANALYSIS

# Comparison to previous financial analysis—North American comparable companies multiples

**Select comparable companies' multiple evolution since December 2, 2025[1]**

| | *Current Trading* | | *Previous Trading (Dec 2.)* | | |
|---|---|---|---|---|---|
| | EV / CY26 EBITDA | EV / CY27 EBITDA | *EV / CY25 EBITDA* | *EV / CY26 EBITDA* | *EV / CY27 EBITDA* |
| Brookfield Renewable Partners LP | 12.9x | 11.9x | 13.6x | 12.3x | 11.4x |
| Clearway Energy, Inc. Class C | 11.4x | 10.2x | 12.8x | 11.2x | 10.3x |
| Northland Power Inc. | 7.2x | 6.3x | 8.4x | 7.3x | 6.1x |
| Boralex Inc.[2] | *10.4x* | *10.1x* | 9.8x | 8.4x | 8.1x |
| XPLR Infrastructure, LP | 11.3x | 11.4x | 10.1x | 10.4x | 10.2x |
| 75th percentile | 11.8x | 11.6x | 12.8x | 11.2x | 10.3x |
| Mean | 10.7x | 10.0x | 10.9x | 9.9x | 9.2x |
| Median | 11.3x | 10.8x | 10.1x | 10.4x | 10.2x |
| 25th percentile | 10.2x | 9.2x | 9.8x | 8.4x | 8.1x |
| **Selected range - high** | **12.0x** | **11.0x** | **12.0x** | **11.0x** | **n.a.** |
| **Selected range - low** | **10.0x** | **9.0x** | **10.0x** | **9.0x** | **n.a.** |

Current Trading summary statistics excludes Boralex[2]

Previous trading analysis considered CY2025 and CY2026 EBITDA multiples; current analysis considers CY2026 and CY2027 multiples

**Sources** FactSet
**Notes**
1. December 2, 2025 reflects the previous trading information which was presented to the Special Committee
2. Boralex entered into a definitive agreement on March 25 to be acquired by Brookfield and CDPQ; excluded from current summary statistics

Strictly Confidential | 49

APPEN DIX — E. COMPARISON TO DECEMBER 2025 FINANCIAL ANALYSIS Comparison to previous financial analysis—Indian comparable companies multiples Select comparable companies’ multiple evolution since December 2, 20251 Current Trading Previous Trading (Dec 2.) EV / CY26 EBITDA EV / CY27 EBITDA EV / CY25 EBITDA EV / CY26 EBITDA EV / CY27 EBITDA Adani Green Energy 23.5x 17.2x 22.2x 16.9x 13.6x Tata Power 11.5x 9.9x 12.2x 10.8x 9.6x JSW Energy 14.7x 12.0x 15.4x 11.4x 9.4x NTPC Green Energy 22.4x 12.6x 30.8x 15.4x 9.7x ACME Solar 13.7x 7.3x 13.5x 7.9x 4.2x Clean Max Enviro Energy Solutions Limited 15.3x 9.4x Clean Max listed on March 2, 2026 75th percentile 20.6x 12.5x 22.2x 15.4x 9.7x Mean 16.8x 11.4x 18.8x 12.5x 9.3x Previous Trading summary statistics includes all peers (ex. Clean Max) Median 15.0x 11.0x 15.4x 11.4x 9.6x 25th percentile 13.9x 9.5x 13.5x 10.8x 9.4x Selected range—high 15.0x 11.0x 18.1x 13.0x n.a. Selected range—low 13.0x 9.0x 16.1x 11.0x n.a. Previous trading analysis considered CY2025 and CY2026 EBITDA multiples; current analysis considers CY2026 and CY2027 multiples Sources FactSet Notes Strictly Confidential | 50 1. December 2, 2025 reflects the previous trading information which was presented to the Special Committee

F DDM Analysis

APPENDIX — F. DDM ANALYSIS Consolidated DDM Analysis1 DDM Analysis – Consolidated ($ in millions)1,2 Terminal 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Year Consolidated EBITDA $778 $1,149 $1,185 $1,243 $1,296 $1,345 $1,407 $1,485 $1,572 $1,664 % annual growth (15.1%) 47.8% 3.1% 4.8% 4.3% 3.8% 4.7% 5.6% 5.8% 5.8% (-) Depreciation & amortization (227) (338) (368) (391) (414) (437) (464) (495) (528) (528) EBIT $550 $811 $817 $852 $881 $908 $944 $991 $1,045 $1,136 (+) Depreciation & amortization 227 338 368 391 414 437 464 495 528 528 (+) Adjustment for charges across joint ventures 2 2 2 2 2 2 2 2 2 2 (-) Levered cash taxes (13) (23) (24) (26) (27) (27) (25) (27) (28) (286) (+) Proceeds from sale of assets 55 74 74 — — — -(-) Capital expenditures (779) (661) (752) (598) (605) (703) (826) (945) (1,068) (528) FCFF $43 $541 $485 $621 $666 $617 $559 $516 $479 $852 (-) Interest expense (471) (648) (659) (666) (673) (679) (691) (708) (732) (+) Interest income 27 35 35 35 35 35 35 35 35 (+) Debt disbursement 703 494 554 469 444 521 609 700 791 (-) Debt repayment (235) (321) (352) (384) (393) (409) (429) (442) (475) (+/-) Perpetual debt drawdown — — — ——FCFE $67 $103 $63 $75 $80 $85 $84 $102 $99 Discount factor 0.96 0.85 0.76 0.67 0.60 0.53 0.48 0.42 0.38 0.34 Discounted FCFE3 $64 $87 $48 $51 $48 $46 $40 $43 $37 Cumulative discounted FCFE (FY2027—FY2035) A $463 FCFF (terminal year)4 $852 Capitalization factor 5 18.2x Terminal year enterprise value $15,502 Memo: Implied terminal year EV / EBITDA 9.3x (-) 2035E year-end net debt (9,422) 2. Reflects fiscal year end on March 31; FY2027E reflects 75% of the forecast period to reflect June 30, Terminal equity value $6,080 2026 valuation date PV of terminal equity value B $2,038 3. Discounted at 12.4% cost of equity using mid-year convention to June 30, 2026 4. Based on estimated normalized unlevered FCFF, assuming one year of EBITDA growth at historical Equity value = A + B $2,501 2035 rate to reflect impact of 2035 capex, terminal capital expenditures equal to depreciation for steady state maintenance of fleet and cash taxes based on statutory Indian tax rate of 25.2% applied Sources Management Forecast, FactSet to operating profits Notes Represents cash flows for portfolio on proportionally-owned basis (net of JVs) 5. Derived from perpetuity growth formula (1 / (r – g)) where r = 9.5% and g = Reserve Bank of India’s 52 1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 stated 4.0% inflation target

APPENDIX — F. DDM ANALYSIS Consolidated DDM Analysis1 DDM Analysis – Consolidated (cont’d) ($ in millions, except per share data) Implied equity value2 Implied enterprise value2 Perpetuity growth rate Perpetuity growth rate 3.50% 3.75% 4.00% 4.25% 4.50% 3.50% 3.75% 4.00% 4.25% 4.50% 14.37% $1,794 $1,969 $2,161 $2,371 $2,601 14.37% $9,198 $9,374 $9,565 $9,775 $10,006 uity 13.37% 1,925 2,116 2,324 2,551 2,802 uity 13.37% 9,329 9,520 9,728 9,956 10,206 e q e q of 12.37% 2,068 2,275 2,501 2,749 3,021 of 12.37% 9,472 9,679 9,905 10,153 10,425 t t s o o s C 11.37% 2,225 2,450 2,696 2,965 3,261 C 11.37% 9,629 9,854 10,100 10,369 10,665 10.37% 2,396 2,641 2,908 3,201 3,523 10.37% 9,800 10,045 10,313 10,605 10,928 Implied equity value per share2,3 Implied CY2026E EV / EBITDA multiple Perpetuity growth rate Perpetuity growth rate 3.50% 3.75% 4.00% 4.25% 4.50% 3.50% 3.75% 4.00% 4.25% 4.50% 14.37% $4.57 $5.01 $5.49 $6.00 $6.57 14.37% 9.1x 9.3x 9.5x 9.7x 9.9x t y 13.37% 4.90 5.37 5.89 6.44 7.05 y t 13.37% 9.3x 9.5x 9.7x 9.9x 10.1x eq ui eq ui f 12.37% 5.25 5.77 6.32 6.92 7.58 f 12.37% 9.4x 9.6x 9.8x 10.1x 10.4x oo Cost 11.37% 5.64 6.20 6.79 7.45 8.17 Cost 11.37% 9.6x 9.8x 10.0x 10.3x 10.6x 10.37% 6.07 6.66 7.31 8.02 8.80 10.37% 9.7x 10.0x 10.2x 10.5x 10.9x Sources ReNew Management, Management Forecast, FactSet October 10, 2025 Notes 3. Assumes ~388.2 million fully diluted standing + in-the-money based on the evaluated price and 1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026 warrants based on 10-day VWAP as of October 10, 2025, per Company Management 53 2. Includes estimated value of warrants using the Black Scholes method based on 10-day VWAP as of

G Additional supplemental materials

APPENDIX — G. ADDITIONAL SUPPLEMENTAL MATERIALS Overview of Premia Paid Analysis Premia Paid Analysis considerations Rothschild & Co reviewed and analyzed certain financial information and historical merger and acquisition data related to selected public transactions Rothschild & Co reviewed premiums paid in completed transactions announced since January 1, 2016, involving the acquisition of controlling interests and subsequent delisting of public targets Two categories of transactions, in particular, were considered: (i) Precedent transactions involving renewables-focused companies with transaction values exceeding $300 million (ii) Precedent transactions involving controlling shareholders acquiring remaining minority interests in listed targets, specifically all-cash transactions exceeding $100 million in transaction value For each transaction, Rothschild & Co assessed final offer premium per share vs. the unaffected share price1 and various VWAPs Select reference ranges for implied ReNew share price are based on the premia to the Company’s unaffected share price1 Financial data for the Premia Paid Analysis was sourced from public filings and other publicly available information Several factors limit the comparability of selected precedent transactions, including differences in size, geography, business model and contract profile Each transaction involved unique circumstances, inherently differing from ReNew’s specific context Consequently, premia-based analysis should not be solely relied upon quantitatively when considering the proposed Transaction Sources Wall Street research, FactSet Notes Strictly Confidential | 55 1. ReNew’s unaffected share price as of May 28, 2026, the last trading day prior to the May 28 Offer

APPENDIX — G. ADDITIONAL SUPPLEMENTAL MATERIALS

# Premia Paid Analysis (1/2)

## Select global renewables transactions ($ in millions)

| Ann. date | Buyer | Target | % Acquired | Enterprise value[1,2] | Equity value[2] | | Premia | | | |
|---|---|---|---|---|---|---|---|---|---|---|
| | | | | | Unaffected[3] | Final | Unaffected[3] | 30-day VWAP[4] | 90-day VWAP[4] | 180-day VWAP[4] |
| Mar-26 | Brookfield / CDPQ | Boralex | 100% | $7,047 | $2,083 | $2,745 | 32% | 37% | 40% | 42% |
| Mar-26 | EQT / GIP | AES Corp | 100% | $33,400 | $7,888 | $10,688 | 36% | 42% | 40% | 36% |
| Feb-25 | Caisse de depot et placement du Quebec | Innergex Renewable Energy Inc. | 100% | $6,963 | $1,288 | $1,979 | 54% | 80% | 73% | 66% |
| Nov-24 | Tokyu Fudosan Holdings Corp. | Renewable Japan Co., Ltd. | 84% | 1,012 | 105 | 247 | 135% | 115% | 100% | 91% |
| Jun-24 | Abu Dhabi Future Energy Company | Terna Energy S.A. | 100% | 3,401 | 2,490 | 2,597 | 4% | 8% | 10% | 14% |
| May-24 | Brookfield Corporation | Neoen SA | 100% | 8,476 | 5,211 | 5,627 | 27% | 32% | 40% | 44% |
| May-24 | Energy Capital Partners Management LP | Atlantica Sustainable Infrastructure plc | 100% | 7,600 | 2,179 | 2,590 | 19% | 22% | 21% | 17% |
| May-24 | EQT Infrastructure | OX2 AB | 100% | 1,248 | 1,054 | 1,511 | 43% | 45% | 36% | 29% |
| Mar-24 | Iberdrola SA | Avangrid, Inc. | 100% | 27,812 | 12,452 | 13,876 | 11% | 15% | 12% | 14% |
| Mar-24 | KKR & Co Inc | Encavis AG | 100% | 4,605 | 2,358 | 3,079 | 31% | 47% | 42% | 40% |
| Dec-23 | KKR & Co Inc | Greenvolt - Energias Renovaveis SA | 100% | 1,851 | 1,139 | 1,270 | 12% | 18% | 30% | 32% |
| Jun-23 | Antin Infrastructure Partners | Opdenergy Holding SA | 100% | 1,319 | 636 | 931 | 46% | 50% | 51% | 42% |
| Mar-23 | EQT Infrastructure | Tion Renewables AG | 82% | 326 | 119 | 161 | 35% | 33% | 33% | 30% |
| May-22 | KKR & Co Inc | ContourGlobal Plc | 100% | 5,389 | 1,782 | 2,180 | 22% | 24% | 25% | 26% |
| Apr-22 | KKR & Co Inc | Albioma | 100% | 2,683 | 1,132 | 1,687 | 49% | 41% | 44% | 45% |
| Oct-21 | JPMorgan Infrastructure Investments Group | Falck Renewables S.p.A. | 100% | 3,938 | 2,595 | 2,990 | 15% | 24% | 30% | 35% |
| Jun-21 | EQT Infrastructure | Solarpack Corporacion Tecnologica SA | 51% | 1,500 | 737 | 1,068 | 45% | 42% | 35% | 32% |
| Nov-19 | Caisse de depot et placement du Quebec | Pattern Energy Group, Inc. | 100% | 6,100 | 2,542 | 2,635 | 4% | 14% | 16% | 18% |
| Oct-19 | Morgan Stanley Infrastructure Inc. | PNE AG | 100% | 444 | 325 | 337 | 4% | 13% | 21% | 25% |
| Feb-18 | Capital Dynamics AG | 8point3 Energy Partners LP | 100% | 1,700 | 1,130 | 987 | (13%) | (17%) | (17%) | (17%) |
| Feb-18 | TerraForm Power, Inc. | Saeta Yield SA | 100% | 3,012 | 1,115 | 1,224 | 10% | 24% | 25% | 25% |
| Jan-16 | iCON Infrastructure LLP | Capstone Infrastructure Corporation | 100% | 1,214 | 229 | 480 | 109% | 41% | 44% | 46% |
| | | | 75th percentile | | | | 45% | 42% | 42% | 42% |
| | | | Mean | | | | 33% | 34% | 34% | 33% |
| | | | Median | | | | 29% | 33% | 34% | 32% |
| | | | 25th percentile | | | | 11% | 19% | 22% | 25% |

**Sources** Wall Street research, FactSet, Mergermarket

**Notes**

1. Converted to USD using the exchange rate as of the day prior to announcement of transaction
2. Reflects implied value for 100% of company
3. Unaffected date reflects the last trading day prior to public speculation about a potential take-private transaction
4. VWAPs as of unaffected date

Strictly Confidential | 56

APPENDIX — G. ADDITIONAL SUPPLEMENTAL MATERIALS

# Premia Paid Analysis (2/2)

**Select all-cash majority "squeeze-out" transactions involving special committees ($ in millions)**

| Ann. date | Buyer | Target | % Acquired | Enterprise value[1] | Equity value[1] | | Premia | | | |
|---|---|---|---|---|---|---|---|---|---|---|
| | | | | | Unaffected[2] | Final | Unaffected[2] | 30-day VWAP[3] | 90-day VWAP[3] | 180-day VWAP[3] |
| Mar-24 | Iberdrola SA | Avangrid, Inc. | 19% | 27,812 | 12,452 | 13,876 | 11% | 15% | 12% | 14% |
| Feb-24 | Apex Intermediate HoldCo Inc | Agiliti Inc | 28% | 2,500 | 803 | 1,429 | 78% | 27% | (0%) | (11%) |
| Feb-24 | HireRight Holdings Corp SPV | HireRight Holdings Corp | 25% | 1,650 | 679 | 970 | 43% | 47% | 46% | 42% |
| Oct-23 | Capital Square Partners | Startek | 44% | 217 | 116 | 174 | 50% | 49% | 44% | 33% |
| Aug-23 | Light & Wonder Inc | SciPlay Corp | 18% | 2,510 | 1,970 | 2,905 | 47% | 34% | 37% | 37% |
| Dec-22 | BDT Capital Partners LLC | Weber Inc | 38% | 3,748 | 1,450 | 2,320 | 60% | 24% | (3%) | (4%) |
| Nov-22 | Poseidon Acquisition Corp. | Atlas Corp. | 30% | 10,858 | 2,881 | 3,860 | 34% | 43% | 31% | 24% |
| Oct-22 | Omega Acquisition Inc | Continental Resources Inc | 17% | 33,139 | 23,260 | 26,787 | 15% | 18% | 19% | 25% |
| Jun-22 | Commodore Parent 2022 LLC | Convey Health Solutions Holdings Inc | 25% | 1,077 | 316 | 769 | 143% | 99% | 83% | 84% |
| May-22 | Axar Capital Management LP | StoneMor Inc | 28% | 760 | 291 | 429 | 48% | 48% | 40% | 42% |
| Nov-21 | Geneve Holdings Inc | Independence Holding Co | 38% | 827 | 632 | 857 | 36% | 32% | 27% | 27% |
| Aug-21 | Santander Holdings USA Inc | Santander Consumer USA Holdings Inc | 20% | 50,584 | 11,149 | 12,701 | 14% | 11% | 19% | 33% |
| Jan-21 | Farm Bureau Property & Casualty Insurance | FBL Financial Group Inc | 39% | 1,574 | 909 | 1,488 | 64% | 62% | 71% | 69% |
| Nov-20 | Sumitovant Biopharma Ltd | Urovant Sciences Ltd | 28% | 681 | 263 | 515 | 96% | 92% | 86% | 87% |
| Aug-20 | Ionis Pharmaceuticals Inc | Akcea Therapeutics Inc | 25% | 1,550 | 1,156 | 1,844 | 59% | 56% | 35% | 29% |
| Aug-20 | Dufry AG | Hudson Ltd | 43% | 1,113 | 467 | 711 | 52% | 63% | 44% | 50% |
| Feb-20 | KYOCERA Corp | AVX Corp | 28% | 2,942 | 2,280 | 3,297 | 45% | 40% | 41% | 44% |
| May-19 | Employers Mutual Casualty Co | EMC Insurance Group Inc | 46% | 805 | 520 | 780 | 50% | 49% | 46% | 42% |
| Jun-18 | Roche Holding AG | Foundation Medicine Inc | 46% | 5,296 | 3,951 | 5,084 | 29% | 47% | 64% | 68% |
| Mar-18 | Evergreen Parent LP | AmTrust Financial Services Inc | 49% | 4,596 | 1,990 | 2,892 | 45% | 47% | (30%) | (31%) |
| Nov-16 | Investor Group | Synutra International Inc | 37% | 631 | 217 | 343 | 58% | 31% | 20% | 21% |
| Sep-16 | Icahn Enterprises Holdings LP | Federal-Mogul Holdings Corp | 18% | 2,100 | 842 | 1,690 | 101% | 128% | 83% | 59% |
| Jul-16 | Great American Insurance Group | National Interstate Corp | 49% | 660 | 219 | 315 | 44% | 37% | 30% | 26% |
| | | | 75th percentile | | | | 60% | 53% | 46% | 47% |
| | | | Mean | | | | 53% | 48% | 37% | 35% |
| | | | Median | | | | 48% | 47% | 37% | 33% |
| | | | 25th percentile | | | | 39% | 32% | 20% | 24% |

**Sources** Wall Street research, FactSet, Mergermarket

**Notes**

1. Reflects implied value for 100% of company
2. Unaffected date reflects the last trading day prior to public speculation about a potential take-private transaction
3. VWAPs as of unaffected date

Strictly Confidential | 57

APPENDIX — G. ADDITIONAL SUPPLEMENTAL MATERIALS Relative share price evolution vs. select North American renewables companies Relative1 share price performance among ReNew and select North American renewables companies 40.0% 20.0% 5 .7% 0.0% (2.1%) (19.5%) (20.0%) (30.1%) (35.8%) (40.0%) (49.3%) (60.0%) (80.0%) (85.6%) (100.0%) 24-Aug-21 24-Jan-22 24-Jun-22 24-Nov-22 24-Apr-23 24-Sep-23 24-Feb-24 24-Jul-24 24-Dec-24 24-May-25 24-Oct-25 24-Mar-26 ReNew Boralex Brookfield Renewable Partners Clearway Energy Northland Power XPLR Infrastructure Average2 Sources FactSet Notes 1. Relative performance reflects change to share price on August 24, 2021; August 24, 2021 reflects ReNew’s IPO date Strictly Confidential | 58 2. Peer performance weighted equally

APPENDIX — G. ADDITIONAL SUPPLEMENTAL MATERIALS Relative share price evolution vs. select Indian renewables companies Relative1 share price performance among ReNew and select Indian renewables companies 300.0% 250.0% 200.0% 202.1% 167.2% 150.0% 100.0% 86.6% 44.5% 50.0% 43.7% 0.0% (24.8%) (35.8%) (50.0%) (100.0%) 24-Aug-21 24-Jan-22 24-Jun-22 24-Nov-22 24-Apr-23 24-Sep-23 24-Feb-24 24-Jul-24 24-Dec-24 24-May-25 24-Oct-25 24-Mar-26 ReNew Tata Power JSW Energy Adani Green ACME Solar2 NTPC Green Energy3 Average4 Sources FactSet Notes 1. Relative performance reflects change to share price on August 24, 2021; August 24, 2021 reflects ReNew’s IPO date 2. ACME Solar Holdings shares were listed on November 13, 2024 3. NTPC Green Energy shares were listed on November 27, 2024 Strictly Confidential | 59 4. Peer performance weighted equally

APPENDIX — G. ADDITIONAL SUPPLEMENTAL MATERIALS

# Shareholder overview

## Offeror holdings[1]

| | Investor information | | | Voting holding information | | | |
|---|---|---|---|---|---|---|---|
| | Name | Country | Type | Voting shares (millions) | Outstanding shares (%) | Diluted outstanding shares[2] (millions) | Diluted outstanding shares[2] (%) |
| 1 | CPP Investments | Canada | Pension | 76.5 | 31.1% | 88.8 | 28.3% |
| 2 | Sumant Sinha | India | Insider | 0.0 | 0.0% | 55.6 | 17.7% |
| | **CPP Investments and Founder** | | | **76.5** | **31.1%** | 144.4 | 46.0% |
| | Free float[3] | | | 169.4 | 68.9% | 169.4 | 54.0% |
| | **Total** | | | **245.9** | **100.0%** | **313.8** | **100.0%** |

## Top 15 free float shareholders

| | Investor information | | | Voting holding information | | | | |
|---|---|---|---|---|---|---|---|---|
| | Name | Country | Type | Voting shares (millions) | Outstanding shares ("OS") (%) | Cumulative OS (%) | Free float ("FF") (%) | Cumulative FF (%) |
| 1 | ADIA | UAE | SWF | 58.2 | 23.7% | 23.7% | 34.3% | 34.3% |
| 2 | JERA | Japan | Strategic | 28.5 | 11.6% | 35.3% | 16.8% | 51.2% |
| 3 | Franklin Templeton | Singapore | Long-only | 11.7 | 4.8% | 40.0% | 6.9% | 58.1% |
| 4 | Rubric Capital Management | US | Hedge Fund | 11.0 | 4.5% | 44.5% | 6.5% | 64.6% |
| 5 | Norges Bank Investment Management | Norway | Long-only | 10.3 | 4.2% | 48.7% | 6.1% | 70.7% |
| 6 | Millennium Management | US | Hedge Fund | 6.4 | 2.6% | 51.3% | 3.8% | 74.5% |
| 7 | SBI Funds Management | India | Long-only | 3.3 | 1.3% | 52.6% | 1.9% | 76.4% |
| 8 | Redwheel | US | Long-only | 3.1 | 1.3% | 53.9% | 1.8% | 78.3% |
| 9 | State Street Investment Management | US | Index | 2.8 | 1.1% | 55.0% | 1.6% | 79.9% |
| 10 | Invesco Capital | US | Index | 2.5 | 1.0% | 56.1% | 1.5% | 81.4% |
| 11 | BlackRock | US | Hedge Fund | 2.5 | 1.0% | 57.1% | 1.5% | 82.8% |
| 12 | Carrhae Capital | UK | Hedge Fund | 2.5 | 1.0% | 58.1% | 1.5% | 84.3% |
| 13 | MSD Partners | US | Long-only | 2.1 | 0.9% | 58.9% | 1.2% | 85.5% |
| 14 | GLG Partners | UK | Hedge Fund | 2.0 | 0.8% | 59.7% | 1.2% | 86.7% |
| 15 | M&G Investment Management | UK | Long-only | 1.8 | 0.8% | 60.5% | 1.1% | 87.8% |
| | **Total** | | | **148.8** | **60.5%** | | **87.8%** | |

## Offerors holdings

**Anticipated structure**

- Anticipated offer will be an election process whereby current shareholders can elect to, **i)** remain a shareholder in the PLC or **ii)** cash election

**Shareholder Agreement (SHA):**

- Under the anticipated proposal from CPP Investments and the Founder, all remaining shareholders will become parties to a new SHA with ADIA and JERA
- Governance rights will be linked strictly to percentage shareholding rather than named specific rights

**Election Options**

- *Roll-Over Election:* Elect to remain a shareholder in the PLC (which will transition to a private company upon the Scheme becoming effective)
- *Cash Election:* Elect to receive a cash payment for all shares held
- *Default Treatment:* Shareholders who fail to make a valid election will be deemed to have elected for Cash and will be exited from the structure.

**Key considerations**

- The anticipated proposal is expected to be structured as a UK scheme of arrangement
- Company will be subject to Indian Law Cap which specifies that private companies must have under 200 shareholders
- To avoid SEC registration requirements, U.S. ownership must not exceed 10% of total shares

**Sources** ReNew Management
**Notes**
1. Shareholding data based on the private register information provided by the Company as of March 25, 2026; exact shareholdings subject to updated filings from shareholders
2. Includes 44.1 million shares issuable upon the exercise of options by Mr. Sinha and 11.4 million Class B shares and 12.3 million Class D shares issuable to Mr. Sinha and CPP, respectively, if they exchanged ReNew India ordinary shares for Class A shares
3. Free float calculated as current standing (~246 million) less CPP and Mr. Sinha holdings (~77 million), equal to ~169 million shares / 68.9% of outstanding shares; does not include Class B and D share conversion or Mr. Sinha's options

Strictly Confidential | 60

APPENDIX — G. ADDITIONAL SUPPLEMENTAL MATERIALS

# ReNew balance sheet data

| Values in millions | | As of 31-Mar-26 (INR) | (USD)[1] |
|---|---|---|---|
| **Assets** | | | |
| ***Non-current assets*** | | | |
| Property, plant and equipment | | 809,882 | 8,498 |
| Intangible assets | | 41,086 | 431 |
| Right of use assets | | 18,314 | 192 |
| Investment in jointly controlled entities | | 375 | 4 |
| Trade receivables | | 3,887 | 41 |
| Investments | | 1,399 | 15 |
| Other financial assets | | 10,472 | 110 |
| Deferred tax assets (net) | | 10,319 | 108 |
| Tax assets | | 8,787 | 92 |
| Contract assets | | 3,393 | 36 |
| Other non-financial assets | | 12,891 | 135 |
| **Total non-current assets** | | **920,805** | **9,662** |
| ***Current assets*** | | | |
| Inventories | | 13,538 | 142 |
| Trade receivables - Current | | 20,207 | 212 |
| Investments - Current | a | 7,286 | 76 |
| Cash and cash equivalents | b | 22,845 | 240 |
| Other bank balances | c | 46,706 | 490 |
| Other financial assets - Current | d[2] | 15,507 | 163 |
| Contract assets - Current | | 422 | 4 |
| Other non-financial assets - Current | | 8,772 | 92 |
| Assets held for sale | | - | - |
| **Total current assets** | | **135,283** | **1,420** |
| **Total assets** | | **1,056,088** | **11,082** |

| Values in millions | | As of 31-Mar-26 (INR) | (USD)[1] |
|---|---|---|---|
| **Equity** | | | |
| Equity attributable to the Parent | | 125,860 | 1,321 |
| Non-controlling interests | | 18,536 | 195 |
| **Total equity** | | **144,396** | **1,515** |
| **Liabilities** | | | |
| ***Non-current liabilities*** | | | |
| Interest-bearing loans and borrowings | | **520,192** | **5,459** |
| *Principal portion* | e | *520,192* | 5,459 |
| Lease liabilities | | 11,343 | 119 |
| Other financial liabilities | | 15,819 | 166 |
| Provisions | | 10,569 | 111 |
| Deferred tax liabilities (net) | | 27,127 | 285 |
| Other non-financial liabilities | | 1,377 | 14 |
| **Total non-current liabilities** | | **586,427** | **6,154** |
| ***Current liabilities*** | | | |
| Interest-bearing loans and borrowings | | **252,621** | **2,651** |
| *Principal portion - Current* | f | *247,575* | 2,598 |
| *Interest accrued - Current* | | *5,046* | 53 |
| Lease liabilities - Current | | 1,090 | 11 |
| Trade payables | | 19,206 | 202 |
| Other financial liabilities - Current | | 44,283 | 465 |
| Tax liabilities (net) | | 286 | 3 |
| Other non-financial liabilities - Current | | 7,779 | 82 |
| **Total current liabilities** | | **325,265** | **3,413** |
| **Total liabilities** | | **911,692** | **9,567** |
| **Total equity and liabilities** | | **1,056,088** | **11,082** |

| e f | | a b c d[2] | | |
|---|---|---|---|---|
| $8,056 million *Gross debt position* | - | $846 million *Gross cash position* | = | $7,210 million *Net debt position*[3] |

**Sources** Company filings, FactSet

**Notes**

1. Converted to USD using an exchange rate of 1 USD = 95.30 INR as of August 10, 2026
2. Reflects portion of other financial assets that are deposits with maturities greater than 12 months ($40 million)
3. Reflective of the Company's calculation of net debt

Strictly Confidential | 61